                                                                    EXHIBIT 99.2

                          Independent Auditors' Report

The Board of Directors
AGCO Corporation:

         We have audited the accompanying consolidated balance sheet of AGCO Corporation and subsidiaries as of December 31, 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2002. In connection with our audit of the 2002 consolidated financial statements, we also have audited the 2002 financial statement schedule as listed in Item 15(a)3. These consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audit. The consolidated balance sheet as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 2001, before the revision as described in Note 1 to these consolidated financial statements, and financial statement schedule of AGCO Corporation and subsidiaries as listed in Item 15(a)3 were audited by other auditors who have ceased operations. Those auditors' reports, dated February 6, 2002, on those consolidated financial statements and financial statement schedule were unqualified and included an explanatory paragraph that described the change in the Company's method of accounting for derivative instruments and hedging activities as discussed in Note 11 to those consolidated financial statements and excluded the revision as described in Note 1 to these accompanying consolidated financial statements.

         We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

         In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the financial position of AGCO Corporation and subsidiaries as of December 31, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related 2002 financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

         As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangible assets in 2002.

         As discussed above, the consolidated balance sheet as of December 31, 2001 and the related statements of operations, stockholders' equity and cash flows for each of the years in the two year period ended December 31, 2001 and financial statement schedule of AGCO Corporation and subsidiaries as listed in
Item 15(a)3 were audited by other auditors who have ceased operations. As described in Note 1, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. As described in Note 1, these consolidated financial statements have been revised to adopt the provisions of SFAS No. 145 "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," which requires reclassification of gains and losses on debt extinguishments in prior periods from extraordinary items to continuing operations. In our opinion, these reclassifications and disclosures for 2001 and 2000 described in Note 1 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 and 2000 consolidated financial statements and financial statement schedule of AGCO Corporation and subsidiaries other than with respect to such disclosures and reclassifications and, accordingly, we do not express an opinion or any other form of assurance on the 2001 and 2000 consolidated financial statements and financial statement schedule taken as a whole.

                                  /s/ KPMG LLP

Atlanta, Georgia
February 28, 2003

NOTE: THIS IS A COPY OF A REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN LLP, THE COMPANY'S FORMER INDEPENDENT PUBLIC ACCOUNTANTS. THE ARTHUR ANDERSEN REPORT REFERS TO CERTAIN FINANCIAL INFORMATION FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 AND CERTAIN BALANCE SHEET INFORMATION AT DECEMBER 31, 2000, WHICH ARE NO LONGER INCLUDED IN THE ACCOMPANYING FINANCIAL STATEMENTS. THIS REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN LLP IN CONNECTION WITH THE FILING OF THIS ANNUAL REPORT ON FORM 10-K.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AGCO Corporation:

         We have audited the accompanying consolidated balance sheets of AGCO CORPORATION AND SUBSIDIARIES as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AGCO Corporation and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

         As explained in Note 11 to the consolidated financial statements, in accordance with the requirements of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," AGCO Corporation changed its method of accounting for derivative instruments and hedging activities effective January 1, 2001.

                             /s/ Arthur Andersen LLP

Atlanta, Georgia
February 6, 2002

                                AGCO CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                               YEARS ENDED DECEMBER 31,
                                                                 ----------------------------------------------------
                                                                     2002                2001                 2000
                                                                 -----------          -----------         -----------
Net sales                                                        $   2,922.7          $   2,541.5         $   2,336.1
Cost of goods sold                                                   2,390.9              2,106.7             1,959.5
                                                                 -----------          -----------         -----------
     Gross profit                                                      531.8                434.8               376.6

Selling, general and administrative expenses                           282.4                249.9               224.4
Engineering expenses                                                    57.2                 49.6                45.6
Restricted stock compensation expense                                   44.1                  7.1                 3.8
Restructuring and other infrequent expenses                             42.7                 13.0                21.9
Amortization of intangibles                                              1.4                 18.5                15.1
                                                                 -----------          -----------         -----------

     Income from operations                                            104.0                 96.7                65.8

Interest expense, net                                                   57.4                 59.9                46.6
Other expense, net                                                      20.8                 23.4                33.1
                                                                 -----------          -----------         -----------

Income (loss) before income taxes, equity in net earnings of affiliates and cumulative effect of a change in
    accounting principle                                                25.8                 13.4               (13.9)

Income tax provision (benefit)                                          99.8                  1.4                (7.6)
                                                                 -----------          -----------         -----------

(Loss) income before equity in net earnings of affiliates
    and cumulative effect of a change in accounting principle          (74.0)                12.0                (6.3)

Equity in net earnings of affiliates                                    13.7                 10.6                 9.8
                                                                 -----------          -----------         -----------

(Loss) income before cumulative effect of a change in
    accounting principle                                               (60.3)                22.6                 3.5

Cumulative effect of a change in accounting principle, net
    of taxes                                                           (24.1)                  --                  --
                                                                 -----------          -----------         -----------

Net (loss) income                                                $     (84.4)         $      22.6         $       3.5
                                                                 ===========          ===========         ===========

Net (loss) income per common share:
     Basic:
         (Loss) income before cumulative effect of a change
             in accounting principle                             $     (0.81)         $      0.33         $      0.06
         Cumulative effect of a change in accounting
             principle, net of taxes                                   (0.33)                  --                  --
                                                                 -----------          -----------         -----------
         Net (loss) income                                       $     (1.14)         $      0.33         $      0.06
                                                                 ===========          ===========         ===========
     Diluted:
         (Loss) income before cumulative effect of a change
             in accounting principle                             $     (0.81)         $      0.33         $      0.06
         Cumulative effect of a change in accounting
             principle, net of taxes                                   (0.33)                  --                  --
                                                                 -----------          -----------         -----------
         Net (loss) income                                       $     (1.14)         $      0.33         $      0.06
                                                                 ===========          ===========         ===========

Weighted average number of common and common
     equivalent shares outstanding:
     Basic                                                              74.2                 68.3                59.2
                                                                 ===========          ===========         ===========
     Diluted                                                            74.2                 68.5                59.7
                                                                 ===========          ===========         ===========


          See accompanying notes to consolidated financial statements.

                                AGCO CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                       (IN MILLIONS, EXCEPT SHARE AMOUNTS)


                                                                           DECEMBER 31,       DECEMBER 31,
                                                                               2002               2001
                                                                           ------------       ------------
ASSETS
Current Assets:
     Cash and cash equivalents                                              $     34.3         $     28.9
     Accounts and notes receivable, net                                          497.4              471.9
     Inventories, net                                                            708.6              558.8
     Other current assets                                                        171.9              122.9
                                                                            ----------         ----------
         Total current assets                                                  1,412.2            1,182.5
Property, plant and equipment, net                                               343.7              316.9
Investment in affiliates                                                          78.5               69.6
Other assets                                                                     120.0              190.9
Intangible assets, net                                                           394.6              413.4
                                                                            ----------         ----------
         Total assets                                                       $  2,349.0         $  2,173.3
                                                                            ==========         ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
     Accounts payable                                                       $    312.0         $    272.2
     Accrued expenses                                                            445.2              350.7
     Other current liabilities                                                    27.8               19.9
                                                                            ----------         ----------
         Total current liabilities                                               785.0              642.8
Long-term debt                                                                   636.9              617.7
Pensions and postretirement health care benefits                                 131.9               55.0
Other noncurrent liabilities                                                      77.6               58.4
                                                                            ----------         ----------
         Total liabilities                                                     1,631.4            1,373.9
                                                                            ----------         ----------

Commitments and Contingencies (Note 12)
Stockholders' Equity:
     Common stock; $0.01 par value, 150,000,000 shares authorized,
       75,197,285 and 72,311,107 shares issued and outstanding in
       2002 and 2001, respectively                                                 0.8                0.7
     Additional paid-in capital                                                  587.6              531.5
     Retained earnings                                                           560.6              645.0
     Unearned compensation                                                        (0.7)              (0.6)
     Accumulated other comprehensive loss                                       (430.7)            (377.2)
                                                                            ----------         ----------
         Total stockholders' equity                                              717.6              799.4
                                                                            ----------         ----------
         Total liabilities and stockholders' equity                         $  2,349.0         $  2,173.3
                                                                            ==========         ==========


          See accompanying notes to consolidated financial statements.

                                AGCO CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                       (IN MILLIONS, EXCEPT SHARE AMOUNTS)




                                       PREFERRED STOCK           COMMON STOCK        ADDITIONAL
                                     ------------------     ----------------------    PAID-IN     RETAINED    UNEARNED
                                     SHARES      AMOUNT       SHARES        AMOUNT    CAPITAL     EARNINGS  COMPENSATION
                                     ------      ------     ---------       ------   ---------    --------  -----------
Balance, December 31, 1999                --      $ --      59,579,559      $  0.6   $  427.7    $  621.9    $ (5.1)
 Net income                               --        --              --          --         --         3.5        --
 Forfeitures of restricted stock          --        --         (29,833)         --       (0.9)         --       0.2
 Stock options exercised                  --        --          39,702          --        0.3          --        --
 Common stock dividends
   ($0.04 per common share)               --        --              --          --         --        (2.5)       --
 Amortization of unearned
   compensation                           --        --              --          --         --          --       3.5
 Additional minimum pension
   liability                              --        --              --          --         --          --        --
 Change in cumulative
   translation adjustment                 --        --              --          --         --          --        --
                                    --------      ----     -----------        ----     ------      ------      ----
Balance, December 31, 2000                --        --      59,589,428         0.6      427.1       622.9      (1.4)
 Net income                               --        --              --          --         --        22.6        --
 Issuance of preferred shares            555        --              --          --        5.3          --        --
 Conversion of preferred shares
   into common stock                    (555)       --         555,000          --         --          --        --
 Issuance of common stock, net
   of offering expenses                   --        --      11,799,377         0.1       99.2          --        --
 Issuance of restricted stock             --        --         226,960          --        3.5          --      (0.4)
 Tax difference on restricted
   stock expense                          --        --              --          --       (4.7)         --        --
 Stock options exercised                  --        --         140,342          --        1.1          --        --
 Common stock dividends
   ($0.01 per common share)               --        --              --          --         --        (0.5)       --
 Amortization of unearned
   compensation                           --        --              --          --         --          --       1.2
 Additional minimum pension
   liability, net                         --        --              --          --         --          --        --
 Deferred gains and losses on
   derivatives, net                       --        --              --          --         --          --        --
 Deferred gains and losses on
   derivatives held by
   affiliates, net                        --        --              --          --         --          --        --
 Change in cumulative
   translation adjustment                 --        --              --          --         --          --        --
                                    --------      ----     -----------        ----     ------      ------      ----

Balance, December 31, 2001                --        --      72,311,107         0.7      531.5       645.0      (0.6)
 Net loss                                 --        --              --          --         --       (84.4)       --
 Issuance of common stock, net
   of offering expenses                   --        --       1,020,356         0.1       21.3          --        --
 Issuance of restricted stock             --        --       1,088,072          --       24.5          --      (3.1)
 Stock options exercised                  --        --         777,750          --        9.0          --        --
 Income tax benefit of stock
   options exercised                      --        --              --          --        1.3          --        --
 Amortization of unearned
   compensation                           --        --              --          --         --          --       3.0
 Additional minimum pension
   liability, net                         --        --              --          --         --          --        --
 Deferred gains and losses on
   derivatives, net                       --        --              --          --         --          --        --
 Deferred gains and losses on
   derivatives held by
   affiliates, net                        --        --              --          --         --          --        --
 Change in cumulative
   translation adjustment                 --        --              --          --         --          --        --
                                    --------      ----     -----------      ------   --------      ------      ----
Balance, December 31, 2002                --      $ --      75,197,285      $  0.8   $  587.6    $  560.6    $ (0.7)
                                    ========      ====     ===========      ======   ========      ======      ====




                                                ACCUMULATED OTHER COMPREHENSIVE LOSS
                                       --------------------------------------------------------
                                       ADDITIONAL                                ACCUMULATED
                                        MINIMUM     CUMULATIVE      DEFERRED        OTHER               TOTAL
                                        PENSION     TRANSLATION    LOSSES ON     COMPREHENSIVE       STOCKHOLDERS'    COMPREHENSIVE
                                       LIABILITY    ADJUSTMENT     DERIVATIVES        LOSS               EQUITY           LOSS
                                       -------      -----------    -----------   -------------       -------------    --------------
Balance, December 31, 1999             $    --       $ (216.0)       $    --        $ (216.0)           $  829.1
 Net income                                 --             --             --              --                 3.5          $   3.5
 Forfeitures of restricted stock            --             --             --              --                (0.7)
 Stock options exercised                    --             --             --              --                 0.3
 Common stock dividends
   ($0.04 per common share)                 --             --             --              --                (2.5)
 Amortization of unearned                   --             --             --              --                 3.5
   compensation
 Additional minimum pension
   liability                              (2.8)            --             --            (2.8)               (2.8)            (2.8)
 Change in cumulative
   translation adjustment                   --          (40.5)            --           (40.5)              (40.5)           (40.5)
                                       -------        -------        -------        --------            --------        ---------
Balance, December 31, 2000                (2.8)        (256.5)            --          (259.3)              789.9            (39.8)
                                                                                                                        =========
 Net income                                 --             --             --              --                22.6             22.6
 Issuance of preferred shares               --             --             --              --                 5.3
 Conversion of preferred shares
   into common stock                        --             --             --              --                  --
 Issuance of common stock, net
   of offering expenses                     --             --             --              --                99.3
 Issuance of restricted stock               --             --             --              --                 3.1
 Tax difference on restricted
   stock expense                            --             --             --              --                (4.7)
 Stock options exercised                    --             --             --              --                 1.1
 Common stock dividends
   ($0.01 per common share)                 --             --             --              --                (0.5)
 Amortization of unearned
   compensation                             --             --             --              --                 1.2
 Additional minimum pension
   liability, net                        (34.3)            --             --           (34.3)              (34.3)           (34.3)
 Deferred gains and losses on
   derivatives, net                         --             --           (0.1)           (0.1)               (0.1)            (0.1)
 Deferred gains and losses on
   derivatives held by
   affiliates, net                          --             --           (5.8)           (5.8)               (5.8)            (5.8)
 Change in cumulative
   translation adjustment                   --          (77.7)            --           (77.7)              (77.7)           (77.7)
                                       -------        -------        -------        --------            --------        ---------
Balance, December 31, 2001               (37.1)        (334.2)          (5.9)         (377.2)              799.4            (95.3)
                                                                                                                        =========
 Net loss                                   --             --             --              --               (84.4)           (84.4)
 Issuance of common stock, net
   of offering expenses                     --             --             --              --                21.4
 Issuance of restricted stock               --             --             --              --                21.4
 Stock options exercised                    --             --             --              --                 9.0
 Income tax benefit of stock
   options exercised                        --             --             --              --                 1.3
 Amortization of unearned
   compensation                             --             --             --              --                 3.0
 Additional minimum pension
   liability, net                        (56.8)            --             --           (56.8)              (56.8)           (56.8)
 Deferred gains and losses on
   derivatives, net                         --             --            0.9             0.9                 0.9              0.9
 Deferred gains and losses on
   derivatives held by
   affiliates, net                          --             --            0.4             0.4                 0.4              0.4
 Change in cumulative
   translation adjustment                   --            2.0             --             2.0                 2.0              2.0
                                       -------        -------        -------        --------            --------        ---------
Balance, December 31, 2002             $ (93.9)       $(332.2)       $  (4.6)       $ (430.7)           $  717.6        $  (137.9)
                                       =======        =======        =======        ========            ========        =========

          See accompanying notes to consolidated financial statements.

                                AGCO CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)


                                                                                        YEARS ENDED DECEMBER 31,
                                                                                 ------------------------------------
                                                                                    2002          2001         2000
                                                                                 ---------    ----------    ---------

Cash flows from operating activities:
     Net (loss) income                                                           $   (84.4)   $     22.6    $     3.5
                                                                                 ---------    ----------    ---------
     Adjustments to reconcile net (loss) income to net cash provided by operating activities:
         Cumulative effect of a change in accounting principle, net of taxes          24.1            --           --
         Depreciation and amortization                                                50.9          53.2         51.6
         Amortization of intangibles                                                   1.4          18.5         15.1
         Restricted stock compensation                                                24.4           4.3          3.0
         Equity in net earnings of affiliates, net of cash received                   (2.7)          4.0         (0.1)
         Deferred income tax provision (benefit)                                      48.4         (32.8)       (37.6)
         Write-down / (recoveries) of property, plant and equipment                   11.6          (0.3)         1.3
         Gain on sale of investment in affiliate                                        --          (5.2)          --
       Changes in operating assets and liabilities, net of effects from purchase of businesses:
              Accounts and notes receivable, net                                      43.4         111.7        127.8
              Inventories, net                                                      (119.0)         39.6         23.7
              Other current and noncurrent assets                                      2.2           0.5         (9.9)
              Accounts payable                                                         7.4          16.0         (0.6)
              Accrued expenses                                                        66.2          (8.2)        (7.8)
              Other current and noncurrent liabilities                                (0.7)          1.5          4.4
                                                                                 ---------    ----------    ---------
                Total adjustments                                                    157.6         202.8        170.9
                                                                                 ---------    ----------    ---------
                Net cash provided by operating activities                             73.2         225.4        174.4
                                                                                 ---------    ----------    ---------
Cash flows from investing activities:
         Purchases of property, plant and equipment                                  (54.9)        (39.3)       (57.7)
         Proceeds from sales of property, plant and equipment                         13.8           4.7           --
         Purchase of businesses, net of cash acquired                                (60.7)       (147.5)       (10.0)
         Sale of / (investments in) affiliates, net                                    1.2           1.3         (2.0)
                                                                                 ---------    ----------    ---------
                Net cash used for investing activities                              (100.6)       (180.8)       (69.7)
                                                                                 ---------    ----------    ---------
Cash flows from financing activities:
         Proceeds from long-term debt                                                659.8       1,256.6        413.3
         Repayments of long-term debt                                               (637.6)     (1,276.3)      (520.8)
         Proceeds from issuance of preferred and common stock                         10.3           6.4          0.3
         Payment of debt and common stock issuance costs                                --         (13.1)          --
         Dividends paid on common stock                                                 --          (0.5)        (2.5)
                                                                                 ---------    ----------    ---------
                Net cash provided by (used for) financing activities                  32.5         (26.9)      (109.7)
                                                                                 ---------    ----------    ---------
Effects of exchange rate changes on cash and cash equivalents                          0.3          (2.1)        (1.3)
                                                                                 ---------    ----------    ---------
Increase (decrease) in cash and cash equivalents                                       5.4          15.6         (6.3)
Cash and cash equivalents, beginning of period                                        28.9          13.3         19.6
                                                                                 ---------    ----------    ---------
Cash and cash equivalents, end of period                                         $    34.3    $     28.9    $    13.3
                                                                                 =========    ==========    =========


          See accompanying notes to consolidated financial statements.

                                AGCO CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BUSINESS

         AGCO Corporation ("AGCO" or the "Company") is a leading manufacturer and distributor of agricultural equipment and related replacement parts throughout the world. The Company sells a full range of agricultural equipment, including tractors, combines, hay tools, sprayers, forage equipment and implements. The Company's products are widely recognized in the agricultural equipment industry and are marketed under the following brand names: AGCO(R), AgcoAllis(R), AgcoStar(R), Ag-Chem(R), Challenger(R), Farmhand(R), Fendt(R), Fieldstar(R), Gleaner(R), Glencoe(R), Hesston(R), Lor*Al(R), Massey Ferguson(R), New Idea(R), RoGator(R), Soilteq(TM), Spra-Coupe(R), Sunflower(R), Terra-Gator(R), Tye(R), White(R) and Willmar(R). The Company distributes most of its products through a combination of approximately 8,450 independent dealers, distributors, associates and licensees. In addition, the Company provides retail financing in North America, the United Kingdom, France, Germany, Spain and Brazil through its retail finance joint ventures with Cooperative Centrale Raiffeisen-Boerenleenbank B.A., "Rabobank Nederland".

BASIS OF PRESENTATION

         The Consolidated Financial Statements represent the consolidation of all wholly-owned and majority-owned companies where controlling interest exists. The Company records all affiliate companies representing a 20% to 50% ownership using the equity method of accounting. Other investments representing an ownership of less than 20% are recorded at cost. All significant intercompany balances and transactions have been eliminated to arrive at the consolidated financial statements.

         Certain prior period amounts have been reclassified to conform to the current period presentation.

REVENUE RECOGNITION

         Sales of equipment and replacement parts are recorded by the Company when title and risks of ownership have been transferred to the independent dealer, distributor or other customer. Payment terms vary by market and product with fixed payment schedules on all sales. The terms of sale generally require that a purchase order or order confirmation accompany all shipments. Title generally passes to the dealer or distributor upon shipment and the risk of loss upon damage, theft or destruction of the equipment is the responsibility of the dealer or distributor. The dealer or distributor may not return equipment or replacement parts while its contract with the Company is in force. Replacement parts may be returned only under promotional and annual return programs. Provisions for returns under these programs are made at the time of sale based on the terms of the program and historical returns experience. The Company may provide certain sales incentives to dealers and distributors. Provisions for sales incentives are made at the time of sale for existing incentive programs. These provisions are revised in the event of subsequent modification to the incentive program.

         In the United States and Canada, all equipment sales to dealers are immediately due upon a retail sale of the equipment by the dealer. If not already paid by the dealer in the United States and Canada, installment payments are required generally beginning 7 to 13 months after shipment with the remaining outstanding equipment balance generally due within 12 to 24 months of shipment. Interest is generally charged on the outstanding balance 4 to 13 months after shipment. Sales terms of some highly seasonal products provide for payment and due dates based on a specified date during the year regardless of the shipment date. Equipment sold to dealers in the United States and Canada is paid in full on average within 12 months of shipment. Sales of replacement parts are generally payable within 30 days of shipment with terms for some larger seasonal stock orders generally payable within 6 months of shipment.

         In other international markets, equipment sales are generally payable in full within 30 to 180 days of shipment. Payment terms for some highly seasonal products have a specific due date during the year regardless of the shipment date. Sales of replacement parts are generally payable within 30 days of shipment with terms for some larger seasonal stock orders generally payable within 6 months of shipment.

         In certain markets, particularly in North America, there is a time lag, which varies based on the timing and level of retail demand, between the date the Company records a sale and when the dealer sells the equipment to a retail customer.

FOREIGN CURRENCY TRANSLATION

         The financial statements of the Company's foreign subsidiaries are translated into U.S. currency in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52, "Foreign Currency Translation." Assets and liabilities are translated to U.S. dollars at period-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the period. Translation adjustments are included in "Accumulated other comprehensive loss" in stockholders' equity. Gains and losses, which result from foreign currency transactions, are included in the accompanying Consolidated Statements of Operations.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The estimates made by management primarily relate to receivables, inventory, deferred income tax allowances, goodwill and certain accrued liabilities, principally relating to reserves for volume discounts and sales incentives, warranty and insurance.

CASH AND CASH EQUIVALENTS

         The Company considers all investments with an original maturity of three months or less to be cash equivalents.

ACCOUNTS AND NOTES RECEIVABLE

         Accounts and notes receivable arise from the sale of equipment and replacement parts to independent dealers, distributors or other customers. Payments due under the Company's terms of sale are not contingent upon the sale of the equipment by the dealer or distributor to a retail customer. Under normal circumstances, payment terms are not extended and equipment may not be returned. In certain regions, including the United States and Canada, the Company is obligated to repurchase equipment and replacement parts upon cancellation of a dealer or distributor contract. These obligations are required by national, state or provincial laws and require the Company to repurchase dealer or distributor's unsold inventory, including inventory for which the receivable has already been paid.

         For sales outside of the United States and Canada, the Company does not normally charge interest on outstanding receivables with its dealers and distributors. For sales to dealers or distributors in the United States and Canada, where approximately 28% of the Company's net sales were generated in 2002, interest is charged at or above prime lending rates on outstanding receivable balances after interest-free periods. These interest-free periods vary by product and range from 1 to 12 months with the exception of certain seasonal products, which bear interest after various periods depending on the time of year of the sale and the dealer or distributor's sales volume during the preceding year. For the year ended December 31, 2002, 19.7%, 5.8%, 1.5% and 1.0% of the Company's net sales had maximum interest-free periods ranging from 1 to 6 months, 7 to 12 months, 13 to 20 months and 21 months or more, respectively. Actual interest-free periods are shorter than above because the equipment receivable to dealers or distributors in the United States and Canada is due immediately upon sale of the equipment to a retail customer. Under normal circumstances, interest is not forgiven and interest-free periods are not extended.

         Accounts and notes receivable are shown net of allowances for sales incentive discounts available to dealers and for doubtful accounts. Accounts and notes receivable allowances at December 31, 2002 and 2001 were as follows (in millions):

                                                                        2002          2001
                                                                     ---------     ---------

         Sales incentive discounts                                   $    69.9     $    61.1
         Doubtful accounts                                                43.1          49.1
                                                                     ---------     ---------
                                                                     $   113.0     $   110.2
                                                                     =========     =========

         The Company occasionally transfers certain accounts receivable to various financial institutions. The Company records such transfers as sales of accounts receivable when it is considered to have surrendered control of such receivables under the provisions of SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of SFAS No. 125" (Note 4).

INVENTORIES

         Inventories are valued at the lower of cost or market using the first-in, first-out method. Market is net realizable value for finished goods and repair and replacement parts. For work in process, production parts and raw materials, market is replacement cost. At December 31, 2002 and 2001, the Company had recorded $74.5 million and $73.5 million as allowances for surplus and obsolete inventories. These allowances are reflected within "Inventories, net."

         Inventory balances at December 31, 2002 and 2001 were as follows (in millions):

                                                                       2002          2001
                                                                     --------      --------

         Finished goods                                              $  288.5      $  210.7
         Repair and replacement parts                                   235.5         201.5
         Work in process, production parts and raw materials            184.6         146.6
                                                                     --------      --------
              Inventories, net                                       $  708.6      $  558.8
                                                                     ========      ========

PROPERTY, PLANT AND EQUIPMENT

         Property, plant and equipment are recorded at cost, less accumulated depreciation and amortization. Depreciation is provided on a straight-line basis over the estimated useful lives of 10 to 40 years for buildings and improvements, 3 to 15 years for machinery and equipment and 3 to 10 years for furniture and fixtures. Expenditures for maintenance and repairs are charged to expense as incurred.

         Property, plant and equipment at December 31, 2002 and 2001 consisted of the following (in millions):

                                                                       2002          2001
                                                                     --------      --------

         Land                                                        $   41.5      $   36.6
         Buildings and improvements                                     139.1         120.6
         Machinery and equipment                                        327.4         262.8
         Furniture and fixtures                                          77.8          61.7
                                                                     --------      --------
              Gross property, plant and equipment                       585.8         481.7
         Accumulated depreciation and amortization                     (242.1)       (164.8)
                                                                     --------      --------
              Property, plant and equipment, net                     $  343.7      $  316.9
                                                                     ========      ========

INTANGIBLE ASSETS

         On January 1, 2002, the Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets" ("SFAS No. 142"). SFAS No. 142 requires companies to cease amortizing goodwill and other indefinite-lived intangible assets on December 31, 2001 that were in existence at June 30, 2001. Any goodwill and other indefinite-lived intangible assets resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill and other indefinite-lived intangible assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. SFAS No. 142 requires that an initial impairment assessment be performed on all goodwill and indefinite-lived intangible assets. This assessment involves determining an estimate of the fair value of the Company's reporting units including trademarks in order to evaluate whether an impairment of the current carrying amount of goodwill and other intangible assets exists. Fair values are derived based on an evaluation of past and expected future performance of the Company's reporting units.

         The Company's acquired intangible assets are as follows (in millions):


                                             December 31, 2002                         December 31, 2001
                                     --------------------------------         ---------------------------------
                                       Gross                                     Gross
                                     Carrying            Accumulated           Carrying            Accumulated
                                      Amounts            Amortization           Amounts            Amortization
                                     ---------           ------------         -----------          -------------
Amortized intangible assets:
    Patents and Trademarks           $    32.7            $    (1.5)           $    25.3            $    (0.6)
    Other                                  3.4                 (0.5)                 3.4                   --
                                     ---------            ---------            ---------            ---------
    Total                            $    36.1            $    (2.0)           $    28.7            $    (0.6)
                                     =========            =========            =========            =========

Unamortized intangible assets:
    Trademarks                       $    53.4                                 $    53.4
                                     =========                                 =========

         The Company amortizes certain acquired intangible assets over estimated useful lives of 7 to 30 years. For the years ended December 31, 2002 and 2001, acquired intangible asset amortization was $1.4 million and $2.2 million, respectively. In accordance with SFAS No. 142, the Company ceased amortizing certain trademarks, which it determined to have an indefinite useful life as of January 1, 2002. The Company estimates amortization of existing intangible assets will be $1.5 million for 2003 and 2004, $1.4 million for 2005 and $1.3 million for 2006 and 2007.

         Changes in the carrying amount of goodwill during the year ended December 31, 2002 are summarized as follows (in millions):

                                              North          South          Europe/Africa/       Sprayer
                                             America        America          Middle East         Division      Consolidated
                                             --------       --------        --------------       --------      ------------
Balance as of December 31, 2001              $   10.2       $   70.0           $   92.5          $  159.2       $    331.9
Transitional impairment losses                  (10.2)         (17.5)                --                --            (27.7)
Acquisitions                                      4.9             --                 --                --              4.9
Adjustment to purchase price allocations           --             --                 --               3.6              3.6
Reversal of unused restructuring
  reserves                                         --             --               (2.2)               --             (2.2)
Foreign currency translation                       --          (17.4)              14.0                --             (3.4)
                                             --------       --------           --------          --------       ----------
Balance as of December 31, 2002              $    4.9       $   35.1           $  104.3          $  162.8       $    307.1
                                             ========       ========           ========          ========       ==========

         The goodwill in each of the Company's segments was tested for impairment as of January 1, 2002 as required by SFAS No. 142. The Company utilized a combination of valuation techniques including a discounted cash flow approach, a market multiple approach and a comparable transaction approach. Based on this evaluation, the Company determined that goodwill associated with its Argentina and North America reporting units was impaired. As a result, the Company recorded a pre-tax write-down of goodwill of $27.7 million. This write-down was recognized as a cumulative effect of a change in accounting principle of $24.1 million, net of $3.6 million of taxes, in the first quarter of 2002. Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The results of the Company's analyses conducted as of October 1, 2002 indicated that no further reduction in the carrying amount of goodwill was required in 2002.

         Prior to the adoption of SFAS No. 142, the Company amortized goodwill and other indefinite-lived intangible assets over periods ranging from 10 to 40 years. In addition, the Company would periodically review the carrying values assigned to goodwill and other intangible assets based on expectations of future cash flows and operating income generated by the underlying tangible assets. The following is a reconciliation of the Company's (loss) income before cumulative effect of a change in accounting principle and net (loss) income and net (loss) income per share as if goodwill and indefinite-lived intangible assets were accounted for in accordance with SFAS No. 142 in prior periods (in millions, except per share data):

                                                          2002             2001            2000
                                                      -----------      -----------     -----------
Reported (loss) income before cumulative
  effect of a change in accounting principle          $    (60.3)      $      22.6     $       3.5
Add: Goodwill amortization                                    --              10.1             7.9
Add: Indefinite-lived trademark
  amortization                                                --               1.0             1.0
                                                      -----------      -----------     -----------
Adjusted (loss) income before cumulative
  effect of a change in accounting principle               (60.3)             33.7            12.4
Cumulative effect of a change in
  accounting principle, net of taxes                       (24.1)               --              --
                                                      -----------      -----------     -----------
Adjusted net (loss) income                            $    (84.4)      $      33.7     $      12.4
                                                      ==========       ===========     ===========

Net (loss) income per common share:

Basic:
   Reported (loss) income before cumulative
    effect of a change in accounting principle        $     (0.81)     $      0.33     $      0.06
   Add: Goodwill amortization                                  --             0.15            0.13
   Add: Indefinite-lived trademark
    amortization                                               --             0.01            0.02
                                                      -----------      -----------     -----------
   Adjusted (loss) income before cumulative
    effect of a change in accounting principle              (0.81)            0.49            0.21
   Cumulative effect of a change in
    accounting principle, net of taxes                      (0.33)              --              --
                                                      -----------      -----------     -----------
   Adjusted net (loss) income                         $     (1.14)     $      0.49     $      0.21
                                                      ===========      ===========     ===========

Diluted:
   Reported (loss) income before cumulative
    effect of a change in accounting principle        $     (0.81)     $      0.33     $      0.06
   Add: Goodwill amortization                                  --             0.15            0.13
   Add: Indefinite-lived trademark
    amortization                                               --             0.01            0.02
                                                      -----------      -----------     -----------
   Adjusted (loss) income before cumulative
    effect of a change in accounting principle              (0.81)            0.49            0.21
   Cumulative effect of a change in
    accounting principle, net of taxes                      (0.33)              --              --
                                                      -----------      -----------     -----------
   Adjusted net (loss) income                         $     (1.14)     $      0.49     $      0.21
                                                      ===========      ===========     ===========

LONG-LIVED ASSETS

         The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). An impairment loss is recognized when the undiscounted future cash flows estimated to be generated by the asset are not sufficient to recover the unamortized balance of the asset. An impairment loss would be recognized based on the difference between the carrying values and estimated fair value. The estimated fair value will be determined based on either the discounted future cash flows or other appropriate fair value methods with the amount of any such deficiency charged to income in the current year. If the asset being tested for recoverability was acquired in a business combination, intangible assets resulting from the acquisition that are related to the asset are included in the assessment. Estimates of future cash flows are based on many factors, including current operating results, expected market trends and competitive influences. The Company also evaluates the amortization periods assigned to its intangible assets to determine whether events or changes in circumstances warrant revised estimates of useful lives. During the second quarter of 2002, the Company recorded a write-down of property, plant and equipment of $11.2 million in conjunction with the announced closure of its Coventry, England manufacturing facility (Note 3).

ACCRUED EXPENSES

         Accrued expenses at December 31, 2002 and 2001 consisted of the following (in millions):

                                                                             2002               2001
                                                                           --------           --------

         Reserve for volume discounts and sales incentives                 $  103.7           $   91.4
         Warranty reserves                                                     83.7               61.1
         Accrued employee compensation and benefits                            85.8               65.6
         Accrued taxes                                                         47.4               46.5
         Other                                                                124.6               86.1
                                                                           --------           --------
                                                                           $  445.2           $  350.7
                                                                           ========           ========

WARRANTY RESERVES

         The warranty reserve activity for the year ended December 31, 2002 consisted of the following (in millions):

         Balance at beginning of the year                                  $   61.1
         Acquired businesses                                                    1.7
         Accruals for warranties issued during the year                        82.8
         Settlements made (in cash or in kind) during the year                (66.0)
         Foreign currency translation                                           4.1
                                                                           --------
         Balance at the end of the year                                    $   83.7
                                                                           ========

         The Company's agricultural equipment products are generally under warranty against defects in material and workmanship for a period of one to four years. The Company accrues for future warranty costs at the time of sale based on historical warranty experience.

INSURANCE RESERVES

         Under the Company's insurance programs, coverage is obtained for significant liability limits as well as those risks required to be insured by law or contract. It is the policy of the Company to self-insure a portion of certain expected losses related primarily to workers' compensation and comprehensive general, product and vehicle liability. Provisions for losses expected under these programs are recorded based on the Company's estimates of the aggregate liabilities for the claims incurred.

STOCK INCENTIVE PLANS

         The Company accounts for all stock-based compensation awarded under its Non-employee Director Incentive Plan, Long-Term Incentive Plan and Stock Option Plan as prescribed under APB No. 25, "Accounting for Stock Issued to Employees," and also provides the disclosures required under SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." APB No. 25 requires no recognition of compensation expense for options granted under the Stock Option Plan as long as certain conditions are met. APB No. 25 does require recognition of compensation expense under the Non-employee Director Incentive Plan and Long-Term Incentive Plan. Refer to Note 10 for additional information.

RESEARCH AND DEVELOPMENT EXPENSES

         Research and development expenses are expensed as incurred and are included in engineering expenses in the Consolidated Statements of Operations.

ADVERTISING COSTS

         The Company expenses all advertising costs as incurred. Cooperative advertising costs are normally expensed at the time the revenue is earned. Advertising expenses for the years ended December 31, 2002, 2001, and 2000 totaled approximately $8.9 million, $9.9 million and $7.9 million, respectively.

SHIPPING AND HANDLING EXPENSES

         All shipping and handling fees charged to customers are included as a component of net sales. Shipping and handling costs are included as a part of cost of goods sold, with the exception of certain handling costs included in selling, general and administrative expenses in the amount of $12.8 million, $11.7 million and $11.1 million for 2002, 2001 and 2000, respectively.

INTEREST EXPENSE, NET

         Interest expense, net for the years ended December 31, 2002, 2001 and 2000 consisted of the following (in millions):


                                            2002               2001              2000
                                          --------           --------          --------
         Interest expense                 $   66.7           $   72.1          $   60.3
         Interest income                      (9.3)             (12.2)            (13.7)
                                          --------           --------          --------
                                          $   57.4           $   59.9          $   46.6
                                          ========           ========          ========

NET (LOSS) INCOME PER COMMON SHARE

         Basic (loss) earnings per common share is computed by dividing net
(loss) income by the weighted average number of common shares outstanding during each period. Diluted (loss) earnings per share assumes exercise of outstanding stock options and vesting of restricted stock into common stock during the periods outstanding when the effects of such assumptions are dilutive.

         A reconciliation of net (loss) income and the weighted average number of common and common equivalent shares outstanding used to calculate basic and diluted net (loss) income per common share for the years ended December 31, 2002, 2001 and 2000 is as follows (in millions, except per share data):

                                                                                     2002           2001          2000
                                                                                  ---------      ---------     ---------

Basic (Loss) Earnings Per Share:

     Weighted average number of common shares outstanding                              74.2           68.3          59.2
                                                                                  =========      =========     =========
(Loss) income before cumulative effect of a change in
     accounting principle                                                         $   (60.3)     $    22.6     $     3.5
Cumulative effect of a change in accounting principle, net of taxes                   (24.1)            --            --
                                                                                  ---------      ---------     ---------
Net (loss) income                                                                 $   (84.4)     $    22.6     $     3.5
                                                                                  =========      =========     =========

     Net (loss) income per common share:
         (Loss) income before cumulative effect of a change
             in accounting principle                                              $   (0.81)     $    0.33     $    0.06
         Cumulative effect of a change in accounting
             principle, net of taxes                                                  (0.33)            --            --
                                                                                  ---------      ---------     ---------
         Net (loss) income                                                        $   (1.14)     $    0.33     $    0.06
                                                                                  =========      =========     =========

Diluted (Loss) Earnings Per Share:

     Weighted average number of
         common shares outstanding                                                     74.2           68.3          59.2
     Shares issued upon assumed vesting of restricted stock                              --            0.1           0.4
     Shares issued upon assumed exercise of outstanding stock options                    --            0.1           0.1
                                                                                  ---------      ---------     ---------
     Weighted average number of common and common equivalent shares                    74.2           68.5          59.7
                                                                                  =========      =========     =========
(Loss) income before cumulative effect of a change in accounting principle        $   (60.3)     $    22.6     $     3.5
Cumulative effect of a change in accounting principle, net of taxes                   (24.1)            --            --
                                                                                  ---------      ---------     ---------
Net (loss) income                                                                 $   (84.4)     $    22.6     $     3.5
                                                                                  =========      =========     =========

     Net (loss) income per common share:
         (Loss) income before cumulative effect of a change in
           accounting principle                                                   $   (0.81)     $    0.33     $    0.06
         Cumulative effect of a change in accounting
         principle, net of taxes                                                      (0.33)            --            --
                                                                                  ---------      ---------     ---------
         Net (loss) income                                                        $   (1.14)     $    0.33     $    0.06
                                                                                  =========      =========     =========

         Stock options to purchase 0.6 million, 2.1 million, and 1.4 million shares during 2002, 2001 and 2000, respectively, were outstanding but not included in the calculation of weighted average shares outstanding because the option exercise prices were higher than the average market price of the Company's common stock during the related period. In addition, the diluted loss per share calculation for 2002 excludes the potentially dilutive effect of options to purchase approximately 0.7 million shares of the Company's common stock as the Company incurred a loss and their inclusion would have been anti-dilutive.

COMPREHENSIVE LOSS

         The Company reports comprehensive (loss) income, defined as the total of net (loss) income and all other non-owner changes in equity and the components thereof in the Consolidated Statements of Stockholders' Equity. The components of other comprehensive loss and the related tax effects for 2002 and 2001 are as follows (in millions):

                                                                                                2002
                                                                          -----------------------------------------------
                                                                           Before-tax          Income           After-tax
                                                                             Amount             Taxes             Amount
                                                                           ----------          ------           ---------

         Additional minimum pension liability                             $   (83.7)         $    26.9         $   (56.8)
         Unrealized gain on derivatives                                         1.5               (0.6)              0.9
         Unrealized gain on derivatives held by affiliates                      0.7               (0.3)              0.4
         Foreign currency translation adjustments                               2.0                 --               2.0
                                                                          ---------          ---------         ---------
         Total other comprehensive loss                                   $   (79.5)         $    26.0         $   (53.5)
                                                                          =========          =========         =========


                                                                                                 2001
                                                                          -----------------------------------------------
                                                                           Before-tax          Income           After-tax
                                                                             Amount             Taxes             Amount
                                                                           ----------          ------           ---------
         Additional minimum pension liability                             $   (49.0)         $    14.7         $   (34.3)
         Unrealized gain on derivatives                                        (0.2)               0.1              (0.1)
         Unrealized gain on derivatives held by affiliates                     (9.8)               4.0              (5.8)
         Foreign currency translation adjustments                             (77.7)                --             (77.7)
                                                                          ---------          ---------         ---------
         Total other comprehensive loss                                   $  (136.7)         $    18.8         $  (117.9)
                                                                          =========          =========         =========

FINANCIAL INSTRUMENTS

         The carrying amounts reported in the Company's Consolidated Balance Sheets for "Cash and cash equivalents," "Accounts and notes receivable" and "Accounts payable" approximate fair value due to the immediate or short-term maturity of these financial instruments. The carrying amount of long-term debt under the Company's Revolving Credit Facility (Note 7) approximates fair value based on the borrowing rates currently available to the Company for loans with similar terms and average maturities. At December 31, 2002, the estimated fair values of the Company's 9 1/2% Senior Notes and 8 1/2% Senior Subordinated Notes (Note 7), based on their listed market values, were $272.1 million and $250.0 million, respectively, compared to their carrying values of $250.0 million and $249.1 million, respectively.

         The Company enters into foreign exchange forward contracts to hedge the foreign currency exposure of certain receivables, payables and committed purchases and sales. These contracts are for periods consistent with the exposure being hedged and generally have maturities of one year or less. At December 31, 2002 and 2001, the Company had foreign exchange forward contracts outstanding with gross notional amounts of $225.4 million and $216.1 million, respectively. The fair value is a gain on the foreign exchange forward contracts at December 31, 2002 of $7.1 million. These foreign exchange forward contracts do not subject the Company's results of operations to risk due to exchange rate fluctuations because gains and losses on these contracts generally offset gains and losses on the exposure being hedged. The Company does not enter into any foreign exchange forward contracts for speculative trading purposes.

         The notional amounts of foreign exchange forward contracts do not represent amounts exchanged by the parties and therefore are not a measure of the Company's risk. The amounts exchanged are calculated on the basis of the notional amounts and other terms of the contracts. The credit and market risks under these contracts are not considered to be significant.

ACCOUNTING CHANGES

         On January 1, 2002, the Company adopted SFAS No. 142. SFAS No. 142 requires companies to cease amortizing goodwill and other indefinite-lived intangible assets on December 31, 2001 that were in existence at June 30, 2001. Any goodwill and other indefinite-lived intangible assets resulting from acquisitions completed after June 30, 2001 will not be amortized. SFAS No. 142 also establishes a new method of testing goodwill and other indefinite-lived intangible assets for impairment on an annual basis or on an interim basis if an event occurs or circumstances change that would reduce the fair value of a reporting unit below its carrying value. SFAS No. 142 requires that an initial impairment assessment be performed on all goodwill and indefinite-lived intangible assets. This assessment involves determining an estimate of the fair value of the Company's reporting units and trademarks in order to evaluate whether an impairment of the current carrying amount of goodwill and other intangible assets exists. Fair values are derived based on an evaluation of past and expected future performance of the Company's reporting units. The adoption of SFAS No. 142 resulted in a reduction of amortization expense of approximately $17.1 million during 2002 compared to 2001.

         The goodwill in each of the Company's segments was tested for impairment as of January 1, 2002 as required by SFAS No. 142. The Company utilized a combination of valuation techniques including a discounted cash flow approach, a market multiple approach and a comparable transaction approach. Based on this evaluation, the Company determined that goodwill associated with its Argentine and North American reporting units was impaired. As a result, the Company recorded a pre-tax write-down of goodwill of $27.7 million. This write-down was recognized as a cumulative effect of a change in accounting principle of $24.1 million, net of $3.6 million of taxes, in the first quarter of 2002.

         In July 2001, the FASB also issued SFAS No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143"). SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes the cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, the entity either settles the obligation for the amount recorded or incurs a gain or loss. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is evaluating the effect of this statement on its results of operations and financial position, but does not believe the impact will be material.

         In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144"). SFAS No. 144 supersedes FASB Statement No. 121. "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121"), and the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions" ("APB Opinion No. 30") for the disposal of a segment of business (as previously defined in APB Opinion No. 30). The FASB issued SFAS No. 144 to establish a single accounting model, based on the framework established in SFAS No. 121, for long-lived assets to be disposed of by sale. SFAS No. 144 broadens the presentation of discontinued operations in the statement of operations to include a component of an entity (rather than a segment of a business). A component of an entity comprises operations and cash flows that can be clearly distinguished, operationally and for financial reporting purposes, from the rest of the entity. SFAS No. 144 also requires that discontinued operations be measured at the lower of the carrying amount or fair value less cost to sell. The Company adopted SFAS No. 144 effective January 1, 2002. The adoption of this standard had no impact on its current results of operations or financial position.

         In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections" ("SFAS No. 145"). SFAS No. 145 eliminates the requirement under SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt", to report gains and losses from extinguishments of debt as extraordinary items in the income statement. Accordingly, gains or losses from extinguishments of debt for fiscal years beginning after May 15, 2002 shall not be reported as extraordinary items unless the extinguishment qualifies as an extraordinary item under the provisions of APB Opinion No. 30. Upon adoption of SFAS No. 145, any gain or loss on extinguishment of debt previously classified as an extraordinary item in prior periods presented that does not meet the criteria of APB Opinion No. 30 for such classification should be reclassified to conform with the provisions of SFAS No. 145. SFAS No. 145 also amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. In addition, SFAS No. 145 amends other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002. The new standard required the Company to reclassify the extraordinary loss recorded in 2001 to interest expense, net which resulted in a reduction in income before cumulative effect of a change in accounting principle of $0.01 per share but had no impact on net income or stockholders' equity. The consolidated statements of operations reflects the adoption of this standard.

         In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" ("SFAS No. 146"). SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3, a liability for an exit cost as defined in the Issue was recognized at the date of an entity's commitment to an exit plan. Therefore, SFAS No. 146 eliminates the definition and requirements for recognition of exit costs in EITF Issue No. 94-3, and also establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for all exit or disposal activities that are initiated after December 31, 2002. SFAS No. 146 does not impact the Company's current restructuring plans related to the closure of the Coventry, England manufacturing facility. The Company will comply with this Statement for any future exit or disposal activities. The DeKalb, Illinois closure will be accounted for under the requirements of EITF Issue No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination."

         In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," ("FIN 45"). FIN 45 requires that the guarantor recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing such guarantee. FIN 45 also requires additional disclosure about the guarantor's obligations under certain guarantees that it has issued. The initial recognition and measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002 and the disclosure requirements are effective after December 15, 2002 and are included in Note 12.

         In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure an Amendment of FASB Statement No. 123," ("SFAS No. 148"). SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation and amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and annual disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002. The Company has adopted the disclosure provisions of SFAS No. 148 effective for the year ending December 31, 2002 (Note 10).

         In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities and Interpretation of ARB No. 51," ("FIN 46"). FIN 46 established the criteria for consolidating variable interest entities. The Company is currently evaluating FIN 46, which is effective for fiscal years or interim periods beginning after June 15, 2003, to variable entities that were acquired before February 1, 2003. The Company currently does not believe its current securitization facilities and special purpose entity will be affected by this interpretation.

2.       ACQUISITIONS

         On November 7, 2002, The Company completed the acquisition of Sunflower Manufacturing Co., Inc. ("Sunflower"), a former product line of SPX Corporation. Sunflower is a leading producer of tillage, seeding and specialty harvesting equipment, serving the North American market and is located in Beloit, Kansas. The purchase price was approximately $48.0 million and was funded through borrowings under the Company's revolving credit facility. The acquired assets and liabilities consist primarily of inventories, accounts receivables, property, plant and equipment, technology, tradenames and patents. The results of operations for the Sunflower acquisition are included in the Company's Consolidated Financial Statements as of and from the date of acquisition. The Company recorded approximately $4.9 million of goodwill and

$7.1 million of tradenames and patents associated with the acquisition of Sunflower. The tradenames and patents will be amortized over a period from 15 to 30 years. The Sunflower acquisition was accounted for in accordance with Statement of Financial Accounting Standards ("SFAS") No. 141, "Business Combinations" ("SFAS No. 141"), and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on a preliminary estimate of fair values as of the acquisition date. The purchase price allocation for the Sunflower acquisition is preliminary and is subject to adjustment and will be completed in 2003.

         On March 5, 2002, the Company completed its agreement with Caterpillar Inc. ("Caterpillar") to acquire the design, assembly and marketing of the new MT Series of Caterpillar's Challenger tractor line. The Company issued approximately 1.0 million shares of common stock in the transaction valued at approximately $21.3 million based on the closing price of the Company's common stock on the acquisition date. During July 2002, the Company received approximately $0.9 million from Caterpillar pursuant to the terms of the purchase agreement, whereby any proceeds Caterpillar received upon the sale of the Company's stock above $21.0 million would be refunded to the Company. In addition, the Company purchased approximately $13.6 million of initial production inventory from Caterpillar in connection with a supply agreement with Caterpillar. The addition of the Challenger tractor line provides the Company with a technological leader in high horsepower track-type tractors that will be marketed on a worldwide basis primarily through the Caterpillar distribution organization. Furthermore, the Company will provide Caterpillar dealers with additional products that will broaden their equipment offerings and enhance their competitive position. The results of operations for this product line have been included in the Company's results as of and from the date of the acquisition. The acquired assets consisted primarily of inventory and property, plant and equipment. There were no accounts receivable acquired or liabilities assumed in the transaction since all rights and obligations relating to past sales of the prior series of the Challenger product line remain with Caterpillar. The Challenger acquisition was accounted for in accordance with SFAS No. 141, and accordingly, the purchase price has been allocated to the assets acquired and the liabilities assumed based on a preliminary estimate of fair values as of the acquisition date. Since the preliminary fair value of the assets acquired was in excess of the purchase price, no goodwill was recorded in connection with the acquisition. The purchase price allocation for the Challenger acquisition is preliminary and is subject to adjustment and will be completed in 2003.

         On April 16, 2001, the Company completed the acquisition of Ag-Chem Equipment Co., Inc. ("Ag-Chem"), a manufacturer and distributor of self-propelled sprayers. The Company paid Ag-Chem shareholders approximately $247.2 million consisting of approximately 11.8 million AGCO common shares and $147.5 million of cash. The funding of the cash component of the purchase price was made through borrowings under the Company's revolving credit facility. The acquired assets and liabilities primarily consisted of technology, trademarks, tradenames, accounts receivables, inventories, property, plant and equipment, accounts payable and accrued liabilities. The results of operations for the Ag-Chem acquisition are included in the Company's Consolidated Financial Statements as of and from the date of acquisition. The Company recorded approximately $145.2 million of goodwill and $27.2 million of trademarks and other identifiable intangible assets associated with the acquisition of Ag-Chem. The trademarks and other identifiable intangible assets are being amortized over periods ranging from 8 to 30 years.

         The Ag-Chem acquisition was accounted for as a purchase in accordance with Accounting Principles Board ("APB") No. 16, "Business Combinations," and accordingly, the purchase price was allocated to the assets acquired and the liabilities assumed based on their fair values as of the acquisition date. In connection with the acquisition of Ag-Chem, the Company established $3.1 million in liabilities primarily related to severance, employee relocation and other costs associated with the planned closure of Ag-Chem's Benson, Minnesota manufacturing facility, Minnetonka, Minnesota administrative office and 15 parts and service facilities.

         During the first quarter of 2002, all costs in connection with the liabilities established had been incurred. Accordingly, the Company adjusted its purchase price allocation to reflect a reduction in these established liabilities by $0.4 million. In addition, the Company finalized its purchase price allocation resulting in a net total goodwill adjustment of approximately $3.6 million. The adjustment primarily related to the reflection of final appraised values of property, plant and equipment acquired and the establishment of certain liabilities related to outstanding litigation and warranty obligations.

         In May 2000, the Company acquired from CNH Global N.V. ("CNH") its 50% share in Hay and Forage Industries ("HFI") for $10.0 million. This agreement terminated a joint venture agreement in which CNH and AGCO each owned 50% interests in HFI, thereby providing AGCO with sole ownership of the facility. HFI, located in Hesston, Kansas develops and manufactures hay and forage equipment and implements that AGCO sells under various brand names. The acquired assets and liabilities primarily consisted of technology, production inventories, property, plant and equipment related to its manufacturing operations, accounts payable and accrued liabilities. The financial statements of HFI, which were previously accounted for under the equity method of accounting, were consolidated with the Company's financial statements as of the date of the acquisition.

         In connection with the acquisition of Xaver Fendt GmbH in 1997, the Company established liabilities of $7.1 million primarily related to severance and other costs associated with the planned closure of certain sales and marketing offices and parts distribution operations. Approximately $3.1 million of the reserves originally established remained at December 31, 2001. During the second quarter of 2002, the Company reversed to goodwill approximately $2.2 million of restructuring reserves determined not to be required. During 2002, $0.8 million of costs were incurred leaving a remaining $0.1 million of reserves at December 31, 2002. These costs are expected to be incurred in 2003.

         The following unaudited pro forma data summarizes the results of operations for the years ended December 31, 2002, 2001 and 2000 as if the Ag-Chem acquisition had occurred at the beginning of 2000 and the Challenger and Sunflower acquisitions had occurred at the beginning of 2001. The unaudited pro forma information has been prepared for comparative purposes only and does not purport to represent what the results of operations of the Company would actually have been had the transactions occurred on the dates indicated or what the results of operations may be in any future period.

                                                                                      Years Ended December 31,
                                                                         ----------------------------------------------------
                                                                              2002              2001               2000
                                                                         ---------------    --------------    ---------------
                                                                                (in millions, except per share data)

         Net sales                                                         $ 2,962.5          $ 2,761.2       $  2,633.3
         Loss before cumulative effect of a change in accounting
           principle                                                           (57.2)             (33.9)            (8.8)
         Net loss                                                              (81.3)             (33.9)            (8.8)
         Net loss per common share - basic                                 $   (1.08)         $   (0.47)      $    (0.12)
         Net loss per common share - fully diluted                         $   (1.08)         $   (0.47)      $    (0.12)

3.       RESTRUCTURING AND OTHER INFREQUENT EXPENSES

         The Company recorded restructuring and other infrequent expenses of $42.7 million, $13.0 million and $21.9 million in 2002, 2001 and 2000, respectively. The 2002 expense consisted of $40.2 million associated with the closure of the Company's tractor manufacturing facility in Coventry, England and $3.5 million primarily associated with various functional rationalizations, offset by a $1.0 million net gain related to the sale of two closed manufacturing facilities. The 2001 expense consisted of $8.5 million associated with the integration of the Ag-Chem acquisition and $4.5 million associated with manufacturing facility rationalizations commenced in prior years. The 2000 expense consisted of $24.9 million associated with the closure of certain manufacturing facilities in the United States and Argentina and a credit of $3.0 million related to the reversal of reserves established in 1997.

COVENTRY RATIONALIZATION

         During the second quarter of 2002, the Company announced and initiated a restructuring plan related to the closure of its tractor manufacturing facility in Coventry, England and the relocation of existing production at Coventry to the Company's Beauvais, France and Canoas, Brazil manufacturing facilities. In connection with the restructuring plan, the Company has recorded approximately $40.2 million of restructuring and other infrequent expenses during 2002. The components of the restructuring expenses are summarized in the following table (in millions):

                                Write-down
                               of Property,                       Employee         Facility
                                Plant and         Employee       Retention         Closure
                                Equipment        Severance        Payments          Costs            Total
                               -------------    -------------   -------------    -------------    -------------
2002 Provision                   $   11.2         $    8.3        $   18.3         $    2.4         $   40.2
   Less: Non-cash expense            11.2              --              --               --              11.2
                                 --------         --------        --------         --------         --------

         Cash expense                 --               8.3            18.3              2.4             29.0
2002 cash activity                    --              (0.1)           (0.3)            (0.3)            (0.7)
                                 --------         --------        --------         --------         --------
Balances as of
   December 31, 2002             $    --          $    8.2        $   18.0         $    2.1         $   28.3
                                 ========         ========        ========         ========         ========

         The severance costs relate to the termination of approximately 1,100 employees, following the completion of production in the Coventry facility. Approximately 250 employees had been terminated as of December 31, 2002. The employee retention payments relate to incentives paid to Coventry employees who remain employed until certain future termination dates and are accrued over the term of the retention period. The facility closure costs include certain noncancelable operating lease termination and other facility exit costs. The write-down of property, plant and equipment represents the impairment of machinery and equipment resulting from the facility closure and was based on the estimated fair value of the assets compared to their carrying value. The estimated fair value of the equipment was determined based on current conditions in the market. The machinery, equipment and tooling will be disposed of after production ceases and the buildings, land and improvements will be marketed for sale. The $28.3 million of restructuring costs accrued at December 31, 2002 are expected to be incurred during 2003. The Company also recorded approximately $1.4 million of inventory reserves during 2002 reflected in costs of goods sold related to inventory that was identified as obsolete as a result of the closure.

         In October 2002, the Company applied to the High Court in London, England, for clarification of a rule in its U.K. pension plan that governs the value of pension payments payable to an employee who is over 50 years old and who retires from service in certain circumstances prior to his normal retirement date. The primary matter before the High Court was whether pension payments to such employees, including those terminated due to the closure of the Company's Coventry facility, should be reduced to compensate for the fact that the pension payments begin prior to normal retirement age of 65. On December 20, 2002, the High Court ruled against the Company's position that reduced pension payments are payable in the context of early retirements or terminations. The High Court's ruling also granted the Company approval to appeal the judgment in the Court of Appeal. The Company and its advisors maintain the view that reduced pension payments should be payable and, as a result, have appealed the judgment to the Court of Appeal. Under the appeal process in England, a panel of judges who had no involvement with the High Court proceedings will hear the appeal and determine the outcome on its merits. A majority ruling of the Court of Appeal judges is required to overturn the original High Court decision.

         The Company, based upon advice of its legal advisors, has reassessed the merits of its case in consideration of the High Court ruling and maintains the opinion that the likelihood of an unfavorable resolution to this matter is reasonably possible, but does not consider it to be probable. Consequently, the Company has not recorded a loss as of December 31, 2002 related to this matter. In the event that the Company's position is not ultimately upheld, the closure of the Company's Coventry facility and past early retirement programs would entitle certain terminated employees to receive unreduced pension payments. The estimated impact to the Company's pension plan would be an increase in the Company's pension plan liabilities of approximately $55 million to $60 million and a related charge to the Company's Consolidated Statements of Operations. The Company presently estimates that additional funding to the pension plan related to this increased liability would be approximately $6.5 million per annum for the next 10 years. The timing of the Company's obligation to fund cash into the pension plan with respect to this increased liability would depend on many factors including the overall funded status of the plan and the investment returns of the plan's assets.

         In addition, the Company recorded restructuring and other infrequent expenses of $3.4 million during 2002. The expense primarily relates to severance costs and certain lease termination and other exit costs associated with the rationalization of the Company's European engineering and marketing personnel and certain components of the Company's German manufacturing facilities located in Kempten and Marktoberdorf, Germany, as well as the restructuring of the Company's North American information systems function. The $2.6 million of severance costs recorded associated with these activities relate to the termination of 137 employees in total. At December 31, 2002, approximately $2.6 million of the amount accrued had been incurred. The remaining balance of $0.8 million is expected to be incurred during 2003.

AG-CHEM ACQUISITION INTEGRATION

         In 2001, the Company announced its plans to rationalize certain facilities as part of the Ag-Chem acquisition integration. The Company consolidated AGCO's Willmar, Minnesota manufacturing facility and Ag-Chem's Benson, Minnesota manufacturing facility into Ag-Chem's Jackson, Minnesota manufacturing plant. In addition, the Company closed Ag-Chem's Minnetonka, Minnesota administrative offices and relocated all functions to the Jackson facility. The Company also closed fifteen parts and service facilities and integrated parts warehousing and logistics into AGCO's North American parts distribution system.

         All employees identified in the restructuring plan had been terminated as of the end of the first quarter of 2002. Employee retention payments related to incentives paid to Ag-Chem and AGCO employees who remained employed until certain future termination dates were accrued over the term of the retention period. The Company incurred facility closure costs, which included employee relocation costs and other future exit costs at the Company's Willmar location after operations ceased. The facility relocation and transition costs were expensed as incurred and represented costs to relocate inventory and machinery and costs to integrate operations into the remaining facilities. There are no remaining costs accrued related to these rationalizations as of December 31, 2002. The components of the restructuring expenses are summarized in the following table (in millions):


                               Write-down                                         Facility
                                   of                                            Relocation
                                Property,                Employee     Facility      and
                                Plant and    Employee    Retention    Closure    Transition
                                Equipment   Severance    Payments      Costs        Costs         Total
                               ----------   ---------    ---------    --------   ----------       -----

2001 Provision                    $0.4        $1.3         $1.4         $0.8         $4.6         $8.5
   Less: Non-cash expense          0.4          --           --           --           --          0.4
                                  ----        ----         ----         ----         ----         ----

         Cash expense               --         1.3          1.4          0.8          4.6          8.1
2001 cash activity                  --        (0.7)        (1.2)        (0.7)        (4.6)        (7.2)
                                  ----        ----         ----         ----         ----         ----
Balances as of
   December 31, 2001                --         0.6          0.2          0.1           --          0.9

2002 Provision                      --         0.2           --           --          0.1          0.3
Reversal of 2001 Provision          --          --         (0.2)          --           --         (0.2)
2002 cash activity                  --        (0.8)          --         (0.1)        (0.1)        (1.0)
                                  ----        ----         ----         ----         ----         ----
Balances as of
   December 31, 2002              $ --        $ --         $ --         $ --         $ --         $ --
                                  ====        ====         ====         ====         ====         ====

1999 THROUGH 2001 MANUFACTURING FACILITY RATIONALIZATIONS

         In 2000, the Company permanently closed its combine manufacturing facility in Independence, Missouri and its Lockney, Texas and Noetinger, Argentina implement manufacturing facilities. In 1999, the Company permanently closed its Coldwater, Ohio manufacturing facility. The majority of production in these facilities has been relocated to existing Company facilities or outsourced to third parties. The Company expensed approximately $4.5 million and $24.9 million associated with these rationalizations during 2001 and 2000, respectively, and had $1.0 million of costs accrued related to these rationalizations as of December 31, 2001. The Company did not record any additional restructuring and other infrequent expenses in 2002 related to these closures. The Company incurred approximately $0.5 million of expenses during 2002. The remaining accrued restructuring costs of $0.5 million primarily relate to noncancelable lease termination costs and will be incurred through 2005.

         In addition, during 2002, the Company sold its closed manufacturing facilities in Independence, Missouri and Coldwater, Ohio. A net gain on the sale of these two facilities of $1.0 million was reflected in "Restructuring and other infrequent expenses" in the Company's Consolidated Statements of Operations.

4.       ACCOUNTS RECEIVABLE SECURITIZATION

         At December 31, 2002, the Company has accounts receivable securitization facilities in the United States, Canada, and Europe totaling approximately $424.9 million. Under these facilities, wholesale accounts receivable are sold on a revolving basis to commercial paper conduits either on a direct basis or through a wholly-owned special purpose U.S. subsidiary. The Company completed the U.S. securitization facility in 2000 and completed the Canadian and European securitization facilities in 2001. Outstanding funding under these facilities totaled approximately $423.9 million at December 31, 2002 and $402.0 million at December 31, 2001. The funded balance has the effect of reducing accounts receivable and short-term liabilities by the same amount.

         Losses on sales of receivables primarily from securitization facilities were $14.8 million in 2002 and $23.5 million in 2001. The amount for 2001 includes $4.0 million of losses and transaction fees associated with the initial closing and funding of the Canadian and European facilities. The losses are determined by calculating the estimated present value of receivables sold compared to their carrying amount. The present value is based on historical collection experience and a discount rate representing the spread over LIBOR as prescribed under the terms of the agreements. Other information related to these facilities and assumptions used in loss calculations are summarized below (dollar amounts in millions):


                                           U.S.                   Canada                   Europe                    Total
                                   -------------------       -----------------       -------------------       ------------------
                                    2002         2001        2002         2001        2002         2001        2002         2001
                                   ------       ------       -----       -----       ------       ------       ------      ------

Unpaid balance of receivables
  sold at December 31              $311.9       $323.8       $78.2       $78.1       $133.1       $107.0       $523.2      $508.9
Retained interest in
  receivables sold                 $ 61.9       $ 73.8       $18.2       $18.1       $ 19.2       $ 15.0       $ 99.3      $106.9
Credit losses on receivables
  sold                             $  1.2       $  1.4       $  --       $  --       $   --       $   --       $  1.2      $  1.4
Average liquidation period
  (months)                            5.9          5.5         5.9         5.5          2.4          2.3
Discount rate                         2.4%         4.5%        3.1%        4.3%         4.2%         5.0%

         The Company continues to service the sold receivables and maintains a retained interest in the receivables. The Company received approximately $5.7 million and $4.3 million in servicing fees in 2002 and 2001, respectively. No servicing asset or liability has been recorded since the estimated fair value of the servicing of the receivables approximates the servicing income. The retained interest in the receivables sold is included in the caption "Accounts and notes receivable, net" in the accompanying Consolidated Balance Sheets. The Company's risk of loss under the securitization facilities is limited to a portion of the unfunded balance of receivables sold which is approximately 15% of the funded amount. The Company maintains reserves for the portion of the residual interest it estimates is uncollectible. At December 31, 2002, approximately $3.3 million of the unpaid balance of receivables sold was past due 60 days or more. The fair value of the retained interest is approximately $97.3 million compared to the carrying amount of $99.3 million and is based on the present value of the receivables calculated in a method consistent with the losses on sales of receivables discussed above. Assuming a 10% and 20% increase in the average liquidation period, the fair value of the residual interest would decline by $0.2 million and $0.4 million, respectively. Assuming a 10% and 20% increase in the discount rate assumed the fair value of the residual interest would decline by $0.2 million and $0.4 million, respectively. For 2002, the Company received approximately $919.5 million from sales of receivables and $5.7 million for servicing fees. For 2001, the Company received $879.2 million from sales of receivables and $4.3 million for servicing fees.

5.       INVESTMENTS IN AFFILIATES

         Investments in affiliates as of December 31, 2002 and 2001 were as follows (in millions):

                                          2002            2001
                                         -----            -----

Retail finance joint ventures            $64.7            $57.5
Manufacturing joint ventures               4.9              4.6
Other                                      8.9              7.5
                                         -----            -----
                                         $78.5            $69.6
                                         =====            =====

         The manufacturing joint ventures as of December 31, 2002 consisted of joint ventures with unrelated manufacturers to produce transmissions in Europe and engines in South America. The other joint ventures represent minority investments in farm equipment manufacturers and licensees. In 2001, the Company sold its minority interest in a European farm equipment manufacturer in exchange for $8.6 million. In connection with the sale, the Company recorded a pre-tax gain of $5.2 million, which is included in other expense, net in the Consolidated Statements of Operations. The Company's equity in earnings of this investment was not significant for 2001 or 2000.

         The Company's equity in net earnings of affiliates for 2002, 2001 and 2000 were as follows (in millions):

                                          2002             2001             2000
                                         -----            -----            -----

Retail finance joint ventures            $12.7            $10.1            $10.3
Other                                      1.0              0.5             (0.5)
                                         -----            -----            -----
                                         $13.7            $10.6            $ 9.8
                                         =====            =====            =====

         The manufacturing joint ventures of the Company primarily sell their products to the joint venture partners at prices which result in operating at or near breakeven on an annual basis.

         Summarized combined financial information of the Company's retail finance joint ventures as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 were as follows (in millions):

                                              As of December 31,
                                         ---------------------------
                                            2002             2001
                                         ----------       ----------

Total assets                             $  1,538.4       $  1,314.6
Total liabilities                           1,399.7          1,195.4
Partners' equity                              138.7            119.2

                                             For the Years Ended December 31,
                                         ----------------------------------------
                                          2002             2001             2000
                                         ------           ------           ------

Revenues                                 $143.2           $138.1           $145.2
Costs                                     100.9            104.5            112.8
                                         ------           ------           ------
Income before income taxes               $ 42.3           $ 33.6           $ 32.4
                                         ======           ======           ======

         The majority of the assets of the Company's retail finance joint ventures represent finance receivables. The majority of the liabilities represent notes payable and accrued interest. Under the various joint venture agreements, Rabobank or its affiliates are obligated to provide financing to the joint venture companies. AGCO does not guarantee the obligations of the retail finance joint ventures.

6.       INCOME TAXES

         The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

         The sources of income (loss) before income taxes, equity in net earnings of affiliates and cumulative effect of a change in accounting principle were as follows for the years ended December 31, 2002, 2001 and 2000 (in millions):


                                                                      2002               2001               2000
                                                                     ------             ------            -------

United States                                                        $(98.7)           $(105.9)           $(109.3)
Foreign                                                               124.5              119.3               95.4
                                                                     ------             ------            -------
Income (loss) before income taxes, equity in net earnings
     of affiliates, extraordinary loss and the cumulative
     effect of a change in accounting principle                      $ 25.8            $  13.4            $ (13.9)
                                                                     ======            =======            =======

         The provision (benefit) for income taxes by location of the taxing jurisdiction for the years ended December 31, 2002, 2001 and 2000 consisted of the following (in millions):


                                                                     2002                2001               2000
                                                                     -----               -----            ------

Current:
     United States:
         Federal                                                     $  --             $    --            $ (7.4)
         State                                                          --                  --              (0.2)
     Foreign                                                          51.4                34.7              37.6
                                                                     -----             -------            ------
                                                                      51.4                34.7              30.0

Deferred:
     United States:
         Federal                                                      43.3               (34.3)            (33.4)
         State                                                         9.5                (4.1)             (5.2)
     Foreign                                                          (4.4)                5.1               1.0
                                                                     -----             -------            ------
                                                                      48.4               (33.3)            (37.6)
                                                                     -----             -------            ------
                                                                     $99.8             $   1.4            $ (7.6)
                                                                     =====             =======            ======

         At December 31, 2002, the Company had approximately $718.2 million of undistributed earnings of the Company's foreign subsidiaries. These earnings are considered to be indefinitely invested, and accordingly, no United States federal or state income taxes have been provided on these earnings. Determination of the amount of unrecognized deferred taxes on these earnings is not practical, however, unrecognized foreign tax credits would be available to reduce a portion of the tax liability.

         A reconciliation of income taxes computed at the United States federal statutory income tax rate (35%) to the provision (benefit) for income taxes reflected in the Consolidated Statements of Operations for the years ended December 31, 2002, 2001 and 2000 is as follows (in millions):


                                                                     2002                2001              2000
                                                                     -----              ------            ------

Provision (benefit) for income taxes at United States
   federal statutory rate of 35%                                     $ 9.0             $  4.7             $ (4.9)
State and local income taxes, net of federal income tax
   benefit                                                            (3.8)              (4.1)              (4.3)
Taxes on foreign income which differ from the United
   States statutory rate                                               4.3               (2.5)               0.6
Income or losses with no tax benefit (expense)                        (1.0)               2.8                4.2
Adjustment to valuation allowance                                     91.0                 --                 --
Other                                                                  0.3                0.5               (3.2)
                                                                     -----             ------             ------
                                                                     $99.8             $  1.4             $ (7.6)
                                                                     =====             ======             ======

         For 2000, the Company has included in "Other" the recognition of a United States tax credit carryback of approximately $2.0 million.

         The significant components of the net deferred tax assets at December 31, 2002 and 2001 were as follows (in millions):


                                                                  2002               2001
                                                                 ------             ------

Deferred Tax Assets:
     Net operating loss carryforwards                            $164.2             $141.6
     Sales incentive discounts                                     35.6               30.6
     Inventory valuation reserves                                  17.4               15.0
     Pensions and postretirement health care benefits              27.1                7.8
     Other                                                         82.5               64.2
     Valuation allowance                                         (126.2)             (52.7)
                                                                 ------             ------
         Total deferred tax assets                                200.6              206.5
                                                                 ------             ------

Deferred Tax Liabilities:
     Tax over book depreciation                                    42.7               23.5
     Tax over book amortization of goodwill                        16.1               18.2
     Other                                                          1.0               19.1
                                                                 ------             ------
         Total deferred tax liabilities                            59.8               60.8
                                                                 ------             ------
Net deferred tax assets                                          $140.8             $145.7
                                                                 ======             ======

Amounts recognized in Consolidated Balance Sheets:
     Other current assets                                        $133.2             $ 95.6
     Other assets                                                  74.4               97.6
     Other current liabilities                                     (2.1)                --
     Other noncurrent liabilities                                 (64.7)             (47.5)
                                                                 ------             ------
                                                                 $140.8             $145.7
                                                                 ======             ======

         The Company has recorded a net deferred tax asset of $140.8 million and $145.7 million as of December 31, 2002 and 2001, respectively. As reflected in the preceding table, the Company established a valuation allowance of $126.2 million and $52.7 million as of December 31, 2002 and 2001, respectively.
The change in the valuation allowance for 2002, 2001 and 2000 was an increase of $73.5 million, a decrease of $19.1 million and a decrease of $7.0 million, respectively. Realization of the asset is dependent on generating sufficient taxable income in future periods. During the year ended December 31, 2002, the Company recognized a non-cash income tax charge of $91.0 million related to increasing the valuation allowance for its United States deferred tax assets. In accordance with SFAS No. 109, the Company assessed the likelihood that its deferred tax assets would be recovered from future taxable income and determined that an adjustment to its valuation allowance was appropriate. In making this assessment, all available evidence was considered including the current economic climate as well as reasonable tax planning strategies. The Company believes it is more likely than not that the Company will realize its remaining deferred tax assets, net of the valuation allowance, in future years.

         The Company has net operating loss carryforwards of $416.7 million as of December 31, 2002, with expiration dates as follows: 2004 - $16.8 million, 2005 - $8.1 million, 2006 - $8.4 million, 2007 - $0.6 million, 2008 - $2.7 million and thereafter or unlimited - $380.1 million. These net operating loss carryforwards include U.S. net loss carryforwards of $285.1 million and foreign net operating loss carryforwards of $131.6 million. The Company paid income taxes of $41.5 million, $26.9 million and $49.3 million for the years ended December 31, 2002, 2001 and 2000, respectively.

7.       LONG-TERM DEBT

         Long-term debt consisted of the following at December 31, 2002 and 2001 (in millions):

                                                      2002              2001
                                                     ------            ------

Revolving credit facility                            $126.9            $ 89.0
9 1/2% Senior notes due 2008                          250.0             250.0
8 1/2% Senior subordinated notes due 2006             249.1             248.9
Other long-term debt                                   10.9              29.8
                                                     ------            ------
                                                     $636.9            $617.7
                                                     ======            ======

         On April 17, 2001, the Company issued $250.0 million of 9 1/2% Senior Notes due 2008 (the "Senior Notes"). The Senior Notes are unsecured obligations of the Company and are redeemable at the option of the Company, in whole or in part, commencing May 1, 2005 initially at 104.75% of their principal amount, plus accrued interest, declining to 100% of their principal amount plus accrued interest on or after May 1, 2007. The indenture governing the Senior Notes requires the Company to offer to repurchase the Senior Notes at 101% of their principal amount, plus accrued interest to the date of the repurchase in the event of a change in control. The indenture also contains certain covenants that, among other things, limit the Company's ability (and that of its restricted subsidiaries) to incur additional indebtedness; make restricted payments (including dividends and share repurchases); make investments; guarantee indebtedness; create liens; and sell assets. The proceeds were used to repay borrowings outstanding under the Company's existing revolving credit facility and support the financing of the Ag-Chem acquisition.

         On April 17, 2001, the Company entered into a $350.0 million multi-currency revolving credit facility with Rabobank that will mature October 2005. The facility, which replaced the Company's existing revolving credit facility, is secured by a majority of the Company's U.S., Canadian and U.K. based assets and a pledge of a portion of the stock of the Company's domestic and material foreign subsidiaries. Interest will accrue on borrowings outstanding under the facility, at the Company's option, at either (1) LIBOR plus a margin based on a ratio of the Company's senior debt to EBITDA, as adjusted, or (2) the administrative agent's base lending rate or the federal funds rate plus a margin ranging between 0.625% and 1.5%, whichever is higher. The facility contains covenants, including, among others, covenants restricting the incurrence of indebtedness and the making of restrictive payments, including dividends. At December 31, 2002, interest rates on the outstanding borrowings, ranged from 3.9% to 5.5%, and the weighted average interest rate during 2002 was 4.7%. In addition, the Company must fulfill financial covenants including, among others, a total debt to EBITDA ratio, a senior debt to EBITDA ratio and a fixed charge coverage ratio, as defined in the facility. No portion of the revolving credit facility was payable in Euros at December 31, 2002 and $35.5 million was payable in Euros at December 31, 2001. Approximately $19.1 million and $18.8 million of the revolving credit facility was payable in Canadian dollars at December 31, 2002 and 2001, respectively. As of December 31, 2002, the Company had borrowings of $126.9 million and availability to borrow $217.6 million under the revolving credit facility. The facility was amended on March 14, 2002 to allow the Long-Term Incentive Plan ("LTIP") cash expense to be recorded evenly over four quarters for purposes of calculating EBITDA under certain financial covenants. The facility was also amended on December 31, 2002 to change the required ratios for the total debt to EBITDA and Senior Debt to EBITDA covenants.

         In 1996, the Company issued $250.0 million of 8 1/2% Senior Subordinated Notes due 2006 (the "Notes") at 99.139% of their principal amount. The Notes are unsecured obligations of the Company and are redeemable at the option of the Company, in whole or in part, at any time on or after March 15, 2001 initially at 104.25% of their principal amount, plus accrued interest, declining ratably to 100% of their principal amount plus accrued interest, on or after March 15, 2003. The Notes include certain covenants restricting the incurrence of indebtedness and the making of certain restrictive payments, including dividends.

         In March 2001, the Company was issued a notice of default by the trustee of its $250 million 8 1/2% Senior Subordinated Notes due 2006 (the "Notes") regarding the violation of a covenant restricting the payment of dividends during periods in 1999, 2000 and 2001 when an interest coverage ratio was not met. During those periods, the Company paid approximately $4.8 million in dividends based upon its interpretation that it did not need to meet the interest coverage ratio but, instead, an alternative total debt test. The Company subsequently received sufficient waivers from the holders of the Notes for any violations of the covenant that might have resulted from the dividend payments. In connection with the solicitation of waivers, the Company incurred costs of approximately $2.6 million, which were expensed in the first quarter of 2001. Currently, the Company is prohibited from paying dividends until such time as the interest coverage ratio in the indenture is met.

         At December 31, 2002, the aggregate scheduled maturities of long-term debt are as follows (in millions):


2004                                                       $  2.1
2005                                                        128.6
2006                                                        250.7
2007                                                          1.4
2008 and thereafter                                         254.1
                                                           ------
                                                           $636.9
                                                           ======

         Cash payments for interest were $64.1 million, $65.7 million and $60.7 million for the years ended December 31, 2002, 2001 and 2000, respectively.

         The Company has arrangements with various banks to issue standby letters of credit or similar instruments, which guarantee the Company's obligations for the purchase or sale of certain inventories and for potential claims exposure for insurance coverage. At December 31, 2002, outstanding letters of credit totaled $9.9 million, of which $5.5 million were issued under the revolving credit facility.

8.       EMPLOYEE BENEFIT PLANS

         The Company has defined benefit pension plans covering certain employees principally in the United States, the United Kingdom and Germany. The Company also provides certain postretirement health care and life insurance benefits for certain employees principally in the United States.

         Net annual pension and postretirement cost and the measurement assumptions for the plans for the years ended December 31, 2002, 2001 and 2000 are set forth below (in millions):


Pension benefits                                              2002              2001               2000
----------------                                            -------            -------            -------

Service cost                                                $   6.8            $   7.8            $   8.1
Interest cost                                                  27.5               26.7               27.4
Expected return on plan assets                                (30.5)             (29.0)             (30.6)
Amortization of prior service cost                               --                 --                0.2
Amortization of net actuarial loss                              3.5                0.1                0.6
Special termination benefits                                     --                 --                0.5
Curtailment loss                                                 --                 --                1.4
                                                            -------            -------            -------
Net annual pension costs                                    $   7.3            $   5.6            $   7.6
                                                            =======            =======            =======

Weighted average discount rate                                  5.8%               6.4%               6.4%
Weighted average expected long-term rate of return
  on plan assets                                                7.1%               7.6%               7.3%
Rate of increase in future compensation                     3.0-5.0%           4.0-5.0%           4.0-5.0%

Postretirement benefits                                       2002              2001               2000
                                                            -------            -------            -------

Service cost                                                $   0.4            $   0.3            $   0.4
Interest cost                                                   1.7                1.5                1.4
Amortization of transition and prior service cost                --                0.1                 --
Amortization of unrecognized net gain                          (0.2)              (0.5)              (0.4)
Curtailment gain                                                 --                 --               (1.4)
                                                            -------            -------            -------
Net annual postretirement costs                             $   1.9            $   1.4            $    --
                                                            =======            =======            =======

Weighted average discount rate                                 6.75%               7.5%               7.7%
                                                            =======            =======            =======

         The following tables set forth reconciliations of the changes in benefit obligation, plan assets and funded status as of December 31, 2002 and 2001 (in millions):


                                                       Pension Benefits                  Postretirement Benefits
                                                   -------------------------             -----------------------
Change in benefit obligation                        2002               2001              2002              2001
----------------------------                       ------             ------             -----             -----

Benefit obligation at beginning of year           $ 431.3             $444.3            $ 21.7            $ 21.0
Service cost                                          6.8                7.8               0.4               0.3
Interest cost                                        27.5               26.7               1.7               1.5
Plan participants' contributions                      2.1                2.1                --                --
Actuarial (gain) loss                                23.2              (14.0)              2.4               2.0
Acquisitions                                           --                 --               1.0                --
Benefits paid                                       (24.5)             (24.8)             (3.0)             (3.1)
Foreign currency exchange rate changes               42.7              (10.8)               --                --
                                                  -------             ------            ------            ------
Benefit obligation at end of year                 $ 509.1             $431.3            $ 24.2            $ 21.7
                                                  =======             ======            ======            ======

                                                       Pension Benefits                  Postretirement Benefits
                                                  --------------------------             -----------------------
Change in plan assets                               2002               2001              2002              2001
---------------------                             -------             ------             -----             -----

Fair value of plan assets at beginning
  of year                                         $ 372.9             $443.0            $   --            $   --
Actual return on plan assets                        (21.9)             (52.1)               --                --
Employer contributions                               11.5               15.5               3.0               3.1
Plan participants' contributions                      2.1                2.1                --                --
Benefits paid                                       (24.5)             (24.8)             (3.0)             (3.1)
Foreign currency exchange rate changes               31.9              (10.8)               --                --
                                                  -------             ------            ------            ------
Fair value of plan assets at end of year          $ 372.0             $372.9            $   --            $   --
                                                  =======             ======            ======            ======

Funded status                                     $(137.1)            $(58.4)           $(24.2)           $(21.7)
Unrecognized net obligation                            --                 --               0.3               0.3
Unrecognized net actuarial loss (gain)              165.2               80.7              (1.6)             (4.3)
Unrecognized prior service cost                        --                 --               1.0               0.1
                                                  -------             ------            ------            ------
Net amount recognized                             $  28.1             $ 22.3            $(24.5)           $(25.6)
                                                  =======             ======            ======            ======

Amounts recognized in Consolidated
  Balance Sheets:
Prepaid benefit cost                              $    --             $   --            $   --            $   --
Accrued benefit liability                          (107.4)             (29.5)            (24.5)            (25.6)
Additional minimum pension liability                135.5               51.8                --                --
                                                  -------             ------            ------            ------
Net amount recognized                             $  28.1             $ 22.3            $(24.5)           $(25.6)
                                                  =======             ======            ======            ======

         The aggregate projected benefit obligation, accumulated benefit obligation and fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $509.1 million, $479.3 million and $372.0 million, respectively, as of December 31, 2002 and $431.3 million, $401.5 million and $372.9 million, respectively, as of December 31, 2001. At December 31, 2002, the Company had recorded a reduction to equity of $135.5 million, net of taxes of $41.6 million related to the recording of a minimum pension liability primarily related to the Company's UK plans where the accumulated benefit obligation exceeded plan assets.

         For measuring the expected postretirement benefit obligation, an 8.25% health care cost trend rate was assumed for 2003, decreasing 0.75% per year to 6.0% and remaining at that level thereafter. For 2002, a 6.75% health care cost trend rate was assumed. Changing the assumed health care cost trend rates by one percentage point each year and holding all other assumptions constant would have the following effect to service and interest cost for 2002 and the accumulated postretirement benefit obligation at December 31, 2002 (in millions):

                                                      One              One
                                                   Percentage       Percentage
                                                     Point            Point
                                                   Increase          Decrease
                                                   ----------       ----------

Effect on service and interest cost                $  0.1           $ (0.1)
Effect on accumulated benefit obligation           $  1.8           $ (1.6)

         The Supplemental Executive Retirement Plan ("SERP") is an unfunded plan that provides Company executives with retirement income for a period of ten years based on a percentage of their final base salary, reduced by the executive's social security benefits and 401(k) employer matching contributions account. The benefit paid to the executive is equal to 3% of the final base salary times credited years of service, with a maximum benefit of 60% of the final base salary. Benefits under the SERP vest at age 65 or, at the discretion of the Board of Directors, at age 62 reduced by a factor to recognize early commencement of the benefit payments.

         Net annual SERP cost and the measurement assumptions for the plan for the years ended December 31, 2002, 2001 and 2000 are set forth below (in millions):


                                                   2002             2001             2000
                                                   -----            ----             ----

Service cost                                       $ 0.5            $0.4             $0.4
Interest cost                                        0.3             0.3              0.2
Amortization of prior service cost                   0.3             0.3              0.2
Recognized actuarial gain                           (0.1)             --               --
                                                   -----            ----             ----
Net annual SERP costs                              $ 1.0            $1.0             $0.8
                                                   =====            ====             ====

Discount rate                                       6.75%            7.5%             7.5%
Rate of increase in future compensation              5.0%            4.0%             4.0%

         The following tables set forth reconciliations of the changes in benefit obligation and funded status as of December 31, 2002 and 2001 (in millions):


Change in benefit obligation                       2002             2001
----------------------------                       ----             ----

Benefit obligation at beginning of year            $4.4             $4.6
Service cost                                        0.5              0.4
Interest cost                                       0.3              0.3
Actuarial (gain) loss                               0.1             (0.9)
                                                   ----             ----
Benefit obligation at end of year                  $5.3             $4.4
                                                   ====             ====

Funded status                                      $5.3             $4.4
Unrecognized net actuarial gain                     0.7              0.8
Unrecognized prior service cost                    (3.2)            (3.5)
                                                   ----             ----
Net amount recognized                              $2.8             $1.7
                                                   ====             ====

Amounts recognized in Consolidated
     Balance Sheets:
Accrued benefit liability                          $3.8             $2.8
Intangible asset                                   (1.0)            (1.1)
                                                   ----             ----
Net amount recognized                              $2.8             $1.7
                                                   ====             ====

         The Company maintains separate defined contribution plans covering certain employees primarily in the United States and United Kingdom. Under the plans, the Company contributes a specified percentage of each eligible employee's compensation. The Company contributed $3.4 million, $2.8 million and $1.6 million for the years ended December 31, 2002, 2001 and 2000, respectively.

9.       COMMON STOCK

         At December 31, 2002, the Company had 150.0 million authorized shares of common stock with a par value of $0.01, with 75.2 million shares of common stock outstanding, 1.8 million shares reserved for issuance under the Company's 2001 Stock Option Plan (Note 10), 0.1 million shares reserved for issuance under the Company's Non-employee Director Stock Incentive Plan (Note 10) and
1.9 million shares reserved for issuance under the Company's Long-Term Incentive Plan (Note 10).

         In April 1994, the Company designated 300,000 shares of Junior Cumulative Preferred Stock ("Junior Preferred Stock") in connection with the adoption of a Stockholders' Rights Plan (the "Rights Plan"). Under the terms of the Rights Plan, one-third of a preferred stock purchase right (a "Right") is attached to each outstanding share of the Company's common stock. The Rights Plan contains provisions that are designed to protect stockholders in the event of certain unsolicited attempts to acquire the Company. Under the terms of the Rights Plan, each Right entitles the holder to purchase one one-hundredth of a share of Junior Preferred Stock, par value of $0.01 per share, at an exercise price of $200 per share. The Rights are exercisable a specified number of days following (i) the acquisition by a person or group of persons of 20% or more of the Company's common stock or (ii) the commencement of a tender or exchange offer for 20% or more of the Company's common stock. In the event the Company is the surviving company in a merger with a person or group of persons that owns 20% or more of the Company's outstanding stock, each Right will entitle the holder (other than such 20% stockholder) to receive, upon exercise, common stock of the Company having a value equal to two times the Right's exercise price. In addition, in the event the Company sells or transfers 50% or more of its assets or earning power, each Right will entitle the holder to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Right's exercise price. The Rights may be redeemed by the Company at $0.01 per Right prior to their expiration on April 27, 2004.

         In March 2001, the Company sold 555 non-voting preferred shares, which were convertible into shares of the Company's common stock in a private placement with net proceeds of approximately $5.3 million. In June 2001, the preferred shares were converted into 555,000 shares of the Company's common stock.

10.      STOCK INCENTIVE PLANS

NON-EMPLOYEE DIRECTOR STOCK INCENTIVE PLAN

         The Company's Non-employee Director Stock Incentive Plan (the "Director Plan") provides for restricted stock awards to non-employee directors based on increases in the price of the Company's common stock. The awarded shares are earned in specified increments for each 15% increase in the average market value of the Company's common stock over the initial base price established under the plan. When an increment of the awarded shares is earned, the shares are issued to the participant in the form of restricted stock which vests at the earlier of 12 months after the specified performance period or upon departure from the Board of Directors. When the restricted shares are earned, a cash bonus equal to 40% of the value of the shares on the date the restricted stock award is earned is paid by the Company to satisfy a portion of the estimated income tax liability to be incurred by the participant. At December 31, 2002, there were 13,500 shares awarded but not earned under the Director Plan and 50,976 shares that have been earned but not vested under the Director Plan.

         Outstanding shares awarded but not earned as of December 31, 2002 consist of the following and can be earned when the Company's average common stock price reaches the following increments (over a consecutive 20-day period):


                                  Stock Price
                  -----------------------------------------
                  $26.12            $29.13            $32.14             Total
                  ------            ------            ------            ------
Shares             4,500             4,500             4,500            13,500

LONG-TERM INCENTIVE PLAN ("LTIP")

         The Company's LTIP provides for restricted stock awards to executives based on increases in the price of the Company's common stock. The awarded shares may be earned over a five-year performance period in specified increments for each 20% increase in the average market value of the Company's common stock over the established initial base price. For all restricted stock awards prior to 2000, earned shares are issued to the participant in the form of restricted stock which generally carries a five-year vesting period with one-third of each earned award vesting at the end of the third, fourth and fifth year after each award is earned. In 2000, the LTIP was amended to replace the vesting schedule with a non-transferability period for all future grants. Accordingly, for restricted stock awards in 2000 and all future awards, earned shares are subject to a non-transferability period, which expires over a five-year period with the transfer restrictions lapsing in one-third increments at the end of the third, fourth and fifth year after each award is earned. During the non-transferability period, participants will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any earned shares, but earned shares are not subject to forfeiture. In the event a participant terminates employment with the Company, the non-transferability period is extended by two years. When the earned shares have vested and are no longer subject to forfeiture, the Company is obligated to pay a cash bonus equal to 40% of the value of the shares on the date the shares are earned in order to satisfy a portion of the estimated income tax liability to be incurred by the participant.

         For awards granted in 2000 and in the future, the Company will record the entire compensation expense relating to the market value of the earned shares and related cash bonus in the period in which the award is earned. For awards granted prior to 2000, the market value of awards earned are added to common stock and additional paid-in capital and an equal amount is deducted from stockholders' equity as unearned compensation. The LTIP unearned compensation and the amount of cash bonus to be paid when the awarded shares become vested are amortized to expense ratably over the vesting period. The Company recognized compensation expense associated with the LTIP and Director Plan of $44.1 million, $7.1 million and $3.8 million for the years ended December 31, 2002, 2001 and 2000, respectively, consisting of compensation expense relating to earned shares, amortization of stock awards for earned shares issued prior to 2000 and the related cash bonuses.

         Additional information regarding the LTIP for the years ended December 31, 2002, 2001 and 2000 is as follows:


                                                           2002                   2001                   2000
                                                        ----------             ----------             ----------

Shares awarded but not earned at January 1               1,717,000              1,930,000              1,046,000
Shares awarded                                             755,000                260,000              2,075,000
Shares forfeited or expired unearned                      (375,000)              (196,000)            (1,191,000)
Shares earned                                           (1,349,500)              (277,000)                    --
                                                        ----------             ----------             ----------
Shares awarded but not earned at December 31               747,500              1,717,000              1,930,000
Shares available for grant                               1,156,000              1,536,000              1,600,000
                                                        ----------             ----------             ----------
Total shares reserved for issuance                       1,903,500              3,253,000              3,530,000
                                                        ==========             ==========             ==========

         Outstanding shares awarded but not earned as of December 31, 2002 consist of the following and can be earned when the Company's average common stock price reaches the following increments (over a consecutive 20-day period):


                                               Ranges of Stock Price
                    ------------------------------------------------------------------------
                    $25.00 - $28.50     $29.00 - $33.25     $38.00       $42.75      $47.50      Total
                    ---------------     ---------------     -------      -------     -------     -------
Shares                    83,500             120,250        145,000      181,250     217,500     747,500

         In 2001, the LTIP was amended to permit a participant to elect to forfeit a portion of an earned award in order to fully satisfy federal, state and employment taxes which are payable at the time the shares and the related cash bonus are earned. The number of shares of common stock equal to the value of the participant's tax liability, net of the cash bonus, are thereby forfeited in lieu of an additional cash payment contributed to the participant's tax withholding. In 2002 and 2001, 299,409 and 52,540 earned shares, respectively, were forfeited in this manner.

         In 2000, the LTIP was amended to increase the number of shares authorized for issuance by 1,250,000 shares.

         For awards granted prior to 2000, the number of shares vested during the years 2002, 2001 and 2000 were 201,334, 166,500 and 411,667, respectively.
All awards granted after 2000 vest immediately upon being earned.

STOCK OPTION PLAN

         The Company's Stock Option Plan (the "Option Plan") provides for the granting of nonqualified and incentive stock options to officers, employees, directors and others. The stock option exercise price is determined by the Board of Directors except in the case of an incentive stock option for which the purchase price shall not be less than 100% of the fair market value at the date of grant. Each recipient of stock options is entitled to immediately exercise up to 20% of the options issued to such person, and the remaining 80% of such options vest ratably over a four-year period and expire not later than ten years from the date of grant.

         Stock option transactions during the three years ended December 31, 2002, 2001 and 2000 were as follows:


                                                       2002                 2001                 2000
                                                    ----------           ----------           ----------

Options outstanding at January 1                     2,850,345            2,433,497            1,855,919
Options granted                                         87,500              727,500              802,000
Options exercised                                     (777,750)            (140,342)             (39,702)
Options canceled                                       (27,730)            (170,310)            (184,720)
                                                    ----------           ----------           ----------
Options outstanding at December 31                   2,132,365            2,850,345            2,433,497
                                                    ----------           ----------           ----------
Options available for grant at December 31           1,839,438            1,908,938              123,438
                                                    ----------           ----------           ----------

Option price ranges per share:
     Granted                                      $18.30-23.00          $8.19-15.12         $11.63-13.13
     Exercised                                      2.50-22.31           1.52-14.63           1.52-11.00
     Canceled                                      11.00-31.25           6.25-31.25          14.63-31.25

Weighted average option prices per share:
     Granted                                        $    20.68           $    14.32           $    11.69
     Exercised                                           11.61                 8.07                 8.12
     Canceled                                            16.97                15.87                18.66
     Outstanding at December 31                          16.69                15.28                15.19

         At December 31, 2002, the outstanding options had a weighted average remaining contractual life of approximately 6.9 years and there were 1,242,826 options currently exercisable with option prices ranging from $6.25 to $31.25 and with a weighted average exercise price of $18.87.

         In 2001, the Company's shareholders approved a new Stock Option Plan to replace the existing plan that was scheduled to expire in September 2001. The new plan substantially contains the same terms as the prior plan and expires in 2011. The new plan allows the Company to issue stock option grants for the remaining unissued shares under the prior plan of 123,438, plus an additional 2,500,000 shares.

         The following table sets forth the exercise price range, number of shares, weighted average exercise price, and remaining contractual lives by groups of similar price and grant date:

                                                   Options Outstanding                          Options Exercisable
                                      -----------------------------------------------       --------------------------
                                                        Weighted Average     Weighted       Exercisable       Weighted
                                                           Remaining         Average           as of          Average
                                      Number of         Contractual Life     Exercise       December 31,      Exercise
Range of Exercise Prices               Shares               (Years)           Price            2002            Price
------------------------              ---------         ----------------     --------       ------------      --------
  $6.25 - $9.10                          62,600               7.9             $ 8.36             23,600       $ 8.02
$10.50 - $15.12                       1,359,599               7.7             $13.18            583,060       $13.14
$16.96 - $23.00                         460,200               6.2             $21.96            386,200       $22.20
$25.50 - $31.25                         249,966               3.8             $28.11            249,966       $28.11
                                      ---------                                               ---------
                                      2,132,365                                               1,242,826
                                      =========                                               =========

         The Company accounts for all stock-based compensation awarded under the Director Plan, the LTIP and the Option Plan as prescribed under APB No. 25, and also provides the disclosures required under SFAS No. 123 and SFAS No. 148. APB No. 25 requires no recognition of compensation expense for options granted under the Option Plan as long as certain conditions are met. There was no compensation expense recorded under APB No. 25 for the Option Plan. However, APB No. 25 does require recognition of compensation expense under the Director Plan and the LTIP.

         For disclosure purposes only, under SFAS No. 123, the Company estimated the fair value of grants under the Company's stock option plan using the Black-Scholes option pricing model and utilized the Barrier option model for awards granted under the Director Plan and LTIP. Based on these models, the weighted average fair value of options granted under the Option Plan and the weighted average fair value of awards granted under the Director Plan and the LTIP, were as follows (in millions):


                                                           2002             2001             2000
                                                          ------           ------           ------

Director Plan                                             $11.86           $   --           $   --
LTIP                                                       19.81             9.88             8.50
Option Plan                                                11.60             8.63             6.23

Weighted average assumptions under Black-Scholes
   and Barrier option models:
Expected life of awards (years)                              5.0              7.0              5.6
Risk-free interest rate                                      3.4%             4.8%             5.8%
Expected volatility                                         53.3%            52.0%            44.0%
Expected dividend yield                                       --               --              0.3%


         The fair value of the grants and awards are amortized over the vesting period for stock options and awards earned under the Director Plan and LTIP and over the performance period for unearned awards under the Director Plan and LTIP. The following table illustrates the effect on net (loss) income and
(loss) earnings per common share if the Company had applied the fair value recognition provisions of SFAS No. 123 and SFAS No. 148 (in millions, except per share data):

                                                                            Years Ended December 31,
                                                                  ------------------------------------------
                                                                    2002               2001             2000
                                                                  --------           --------          -----

Net (loss) income, as reported                                    $  (84.4)          $   22.6          $  3.5
Add:    Stock-based employee compensation expense
        included in reported net (loss) income, net
        of related tax effects                                        16.1                4.4             2.4
Deduct: Total stock-based employee compensation expense
        determined under fair value based method for all
        awards, net of related tax effects                            (9.4)              (8.6)           (8.4)
                                                                  --------           --------          ------
Pro forma net (loss) income                                       $  (77.7)          $   18.4          $ (2.5)
                                                                  ========           ========          ======

(Loss) earnings per share:
     Basic - as reported                                          $  (1.14)          $   0.33          $ 0.06
                                                                  ========           ========          ======

     Basic - pro forma                                            $  (1.05)          $   0.27          $(0.04)
                                                                  ========           ========          ======

     Diluted - as reported                                        $  (1.14)          $   0.33          $ 0.06
                                                                  ========           ========          ======

     Diluted - pro forma                                          $  (1.05)          $   0.27          $(0.04)
                                                                  ========           ========          ======


11.      DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

         Effective January 1, 2001, the Company adopted SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138. The cumulative effect for adopting this standard as of January 1, 2001 resulted in a fair value asset, net of taxes of approximately $0.5 million, which was reclassified to earnings over the next twelve months. All derivatives are recognized on the consolidated balance sheets at fair value. On the date the derivative contract is entered, the Company designates the derivative as either (1) a fair value hedge of a recognized liability, (2) a cash flow hedge of a forecasted transaction, (3) a hedge of a net investment in a foreign operation, or (4) a non-designated derivative instrument. The Company currently engages in derivatives that are classified as cash flow hedges and non-designated derivative instruments. Changes in the fair value of a derivative that is designated as a cash flow hedge are recorded in other comprehensive income until reclassified into earnings at the time of settlement of the forecasted transaction. Changes in the fair value of non-designated derivative contracts and the ineffective portion of designated derivative instruments are reported in current earnings.

         The Company formally documents all relationships between hedging instruments and hedged items, as well as the risk management objectives and strategy for undertaking various hedge transactions. The Company formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flow of hedged items. When it is determined that a derivative is no longer highly effective as a hedge, hedge accounting is discontinued on a prospective basis.

Foreign Currency Risk

         The Company has significant manufacturing operations in the United States, the United Kingdom, France, Germany, Denmark and Brazil, and it purchases a portion of its tractors, combines and components from third party foreign suppliers, primarily in various European countries and in Japan. The Company also sells products in over 140 countries throughout the world. The Company's most significant transactional foreign currency exposures include:
(i) the British pound in relation to the Euro and the U.S. dollar and (ii) the Euro and the Canadian dollar in relation to the U.S. dollar.

         The Company attempts to manage its transactional foreign exchange exposure by hedging identifiable foreign currency cash flow commitments and forecasts arising from receivables, payables, and expected purchases and sales. Where naturally offsetting currency positions do not occur, the Company hedges certain of its exposures through the use of foreign currency forward contracts.

         The Company uses foreign currency forward contracts to hedge receivables and payables on the Company and its subsidiaries' balance sheets that are denominated in foreign currencies other than the functional currency. These forward contracts are classified as non-designated derivatives instruments. For the years ended December 31, 2002 and 2001, the Company recorded net gains of approximately $17.3 million and net losses of approximately $7.8 million under the caption of other expense, net, respectively. These gains and losses were substantially offset by losses and gains on the remeasurement of the underlying asset or liability being hedged.

         The Company uses foreign currency forward contracts to hedge forecasted foreign currency inflows and outflows resulting from purchases and sales. The Company currently has hedged anticipated foreign currency cash flows up to twelve months in the future. As of December 31, 2002, the Company had deferred gains, net of taxes, of approximately $0.8 million included in stockholders' equity as a component of accumulated other comprehensive loss. The deferred gain is expected to be reclassified to earnings during the next twelve months. The Company recorded no gain or loss resulting from a forward contract's ineffectiveness or discontinuance as a cash flow hedge.

         Interest Rate Risk

         The Company may use interest rate swap agreements to manage its exposure to interest rate changes. Currently, the Company has no interest rate swap agreements outstanding.

         The following table summarizes activity in accumulated other comprehensive loss related to derivatives held by the Company during the periods from January 1, 2002 through December 31, 2002 and January 1, 2001 through December 31, 2001 (in millions):


                                                                                    2002
                                                                   -------------------------------------------
                                                                   Before-Tax        Income          After-Tax
                                                                    Amount             Tax             Amount
                                                                   ----------        ------          ---------

Accumulated derivative net losses as of December 31, 2001            $(0.2)          $ 0.1            $ (0.1)
Net changes in fair value of derivatives                               3.9            (1.6)              2.3
Net losses reclassified from accumulated other
   comprehensive loss into earnings                                   (2.4)            1.0              (1.4)
                                                                     -----           -----            ------
Accumulated derivative net gains as of December 31, 2002             $ 1.3           $(0.5)           $  0.8
                                                                     =====           =====            ======


                                                                                     2001
                                                                   -------------------------------------------
                                                                   Before-Tax        Income          After-Tax
                                                                     Amount            Tax            Amount
                                                                   ----------        ------          ---------

Cumulative effect of adopting SFAS No. 133, net                      $ 0.8            $(0.3)          $ 0.5
Net changes in fair value of derivatives                              (3.4)             1.4            (2.0)
Net gains reclassified from accumulated other
   comprehensive loss into earnings                                    2.4             (1.0)            1.4
                                                                     -----            -----           -----
Accumulated derivative net losses as of December 31, 2001            $(0.2)           $ 0.1           $(0.1)
                                                                     =====            =====           =====

         In addition to the above, the Company recorded a deferred gain of $0.4 million, net of taxes, and a deferred loss of $5.8 million, net of taxes, to other comprehensive loss related to derivatives held by affiliates for the years ended December 31, 2002 and 2001, respectively. The gain and loss are related to interest rate swap contracts in the Company's retail finance joint ventures. These swap contracts have the effect of converting floating rate debt to fixed rates in order to secure its yield against its fixed rate loan portfolio.

         The Company's senior management establishes the Company's foreign currency and interest rate risk management policies. These policies are reviewed periodically by the Audit Committee of the Board of Directors. The policy allows for the use of derivative instruments to hedge exposures to movements in foreign currency and interest rates. The Company's policy prohibits the use of derivative instruments for speculative purposes.

12.      COMMITMENTS AND CONTINGENCIES

         The future payments required under the Company's significant commitments as of December 31, 2002 are as follows (in millions):


                                                                   Payments Due By Period
                                ----------------------------------------------------------------------------------------------
                                2003           2004           2005           2006          2007       Thereafter        Total
                                -----          -----          -----          ----          ----       ----------        ------

Capital lease                   $ 0.7          $ 0.6          $ 0.6          $0.4          $ --          $  --          $  2.3
  obligations
Operating lease                  19.1           13.8            9.4           6.9           5.0           25.9            80.1
  obligations
Unconditional purchase
  obligations(1)                 15.9            0.2            0.2            --            --             --            16.3
Other long-term
  obligations                     1.6             --             --            --            --             --             1.6
                                -----          -----          -----          ----          ----          -----          ------

  Total contractual
    cash obligations            $37.3          $14.6          $10.2          $7.3          $5.0          $25.9          $100.3
                                =====          =====          =====          ====          ====          =====          ======

(1) Unconditional purchase obligations exclude routine purchase orders in the normal course of business.


                                                         Amount of Commitment Expiration Per Period
                               ----------------------------------------------------------------------------------------------
                                2003           2004           2005           2006          2007       Thereafter        Total
                                -----          -----          -----          ----          ----       ----------        -----

Guarantees                      $ 8.6          $ 5.9          $ 9.8          $  --         $ --          $ --           $24.3
                                =====          =====          =====          =====         ====          ====           =====

Guarantees

         At December 31, 2002, the Company was obligated under certain circumstances to purchase through the year 2005 up to $12.5 million of equipment upon expiration of certain operating leases between AGCO Finance LLC and AGCO Finance Canada Ltd., the Company's retail finance joint ventures in North America, and end users. The Company also maintains a remarketing agreement with these joint ventures, whereby the Company is obligated to repurchase repossessed inventory at market values. The Company believes that any losses, which might be incurred on the resale of this equipment, will not materially impact the Company's financial position or results of operations.

         At December 31, 2002, the Company guaranteed indebtedness owed to third parties of approximately $11.8 million, primarily related to dealer and end user financing of equipment. The Company believes the credit risk associated with these guarantees is not material to its financial position.

Other

         In addition, at December 31, 2002, the Company had outstanding foreign currency forward contracts of approximately $151.3 million. All contracts have a maturity of less than one year (Note 11).

         Total lease expense under noncancelable operating leases was $18.9 million, $17.2 million and $17.4 million for the years ended December 31, 2002, 2001 and 2000, respectively.

         As discussed in Note 3, the Company is involved in litigation with respect to its pension scheme in Coventry, England. The Company is also party to various claims and lawsuits arising in the normal course of business. It is the opinion of management, after consultation with legal counsel, that those claims and lawsuits, excluding a potential adverse outcome with respect to the pension case, when resolved, will not have a material adverse effect on the financial position or results of operations of the Company (Note 3).

13.      RELATED PARTY TRANSACTIONS

         Rabobank Nederland, a AAA rated financial institution based in the Netherlands, is a 51% owner in the Company's retail finance joint ventures which are located in the United States, Canada, the United Kingdom, France, Germany, Spain, Ireland and Brazil. Rabobank is also the principal agent and participant in the Company's revolving credit facility and securitization facilities. The majority of the assets of the Company's retail finance joint ventures represent finance receivables. The majority of the liabilities represent notes payable and accrued interest. Under the various joint venture agreements, Rabobank or its affiliates are obligated to provide financing to the joint venture companies, primarily through lines of credit. The Company does not guarantee the obligations of the retail finance joint ventures other than 49% of the solvency requirements of the Brazil joint venture. In Brazil, the Company's joint venture company has an agency relationship with Rabobank whereby Rabobank provides funding. The funding is provided entirely through government-sponsored FINAME facilities which are subject to variation at any time by the Brazilian government.

         The Company's retail finance joint ventures provide retail financing and wholesale financing to its dealers. The terms of the financing arrangements offered to the Company's dealers are similar to arrangements the retail finance joint ventures provide to unaffiliated third parties. At December 31, 2002, the Company was obligated under certain circumstances to purchase through the year 2005 up to $12.5 million of equipment upon expiration of certain operating leases between AGCO Finance LLC and AGCO Finance Canada Ltd, its retail joint ventures in North America, and end users. The Company also maintains a remarketing agreement with these joint ventures (Note 12). In addition, as part of sales incentives provided to end users, the Company may from time to time subsidize interest rates of retail financing provided by its retail joint ventures. The cost of those programs is recognized at the time of sale to the Company's dealers.

         During 2002, the Company had net sales of $130.2 million to BayWa Corporation, a German distributor, in the ordinary course of business. The President and CEO of BayWa Corporation is also a member of the Board of Directors of the Company.

         During 2002, the Company purchased approximately $127.5 million of equipment components from its manufacturing joint venture, GIMA, at cost. During 2002, the Company also purchased approximately $5.3 million of equipment components from its manufacturing joint venture, Deutz AGCO Motores SA, at prices approximating cost.

14.      SEGMENT REPORTING

         The Company has five reportable segments: North America; South America; Europe/Africa/Middle East; Asia/Pacific; and Sprayers. Each regional segment distributes a full range of agricultural equipment and related replacement parts. Sprayers manufacture and distribute self-propelled agricultural sprayers and replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each regional segment are based on the location of the third-party customer. All significant intercompany transactions between the segments have been eliminated. The Company's selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of operating income for one segment may not be comparable to another segment. As a result of the Ag-Chem acquisition, Sprayers includes Ag-Chem and the Company's prior sprayer operations. Segment results for the years ended December 31, 2002, 2001 and 2000 are as follows (in millions):

                                       North            South         Europe/Africa/      Asia/
Years ended December 31,              America          America         Middle East       Pacific          Sprayers      Consolidated
------------------------              -------          -------        --------------     -------          --------      -----------

2002
Net sales                              $791.0           $270.8          $1,486.4         $107.1           $  267.4       $2,922.7
(Loss) income from operations            (6.9)            30.5             133.0           19.4               16.2          192.2
Depreciation and amortization             8.6              4.4              30.7            3.9                3.3           50.9
Assets                                  597.8            128.0             627.4           37.4              150.2        1,540.8
Capital expenditures                     14.3              8.8              30.5             --                1.3           54.9


2001
Net sales                              $713.4           $257.8          $1,283.6         $ 97.9           $  188.8       $2,541.5
Income (loss) from operations             2.9             22.5              94.5           16.0               (0.6)         135.3
Depreciation and amortization             9.4              5.1              31.3            3.3                2.8           51.9
Assets                                  427.5            176.3             553.5           30.3              151.6        1,339.2
Capital expenditures                     13.0              5.1              18.6             --                2.6           39.3


2000
Net sales                              $636.0           $242.8          $1,317.2         $ 98.4           $   41.7       $2,336.1
(Loss) income from operations           (18.6)             6.3             101.4           16.2                1.3          106.6
Depreciation and amortization            12.8              5.6              29.5            2.5                1.2           51.6
Assets                                  500.0            209.3             685.6           27.3               17.6        1,439.8
Capital expenditures                     23.4              4.3              29.0             --                1.0           57.7

         A reconciliation from the segment information to the consolidated balances for income from operations and assets is set forth below (in millions):


                                                       2002               2001               2000
                                                     --------           --------           --------

Segment income from operations                       $  192.2           $  135.3           $  106.6
Restricted stock compensation expense                   (44.1)              (7.1)              (3.8)
Restructuring and other infrequent expenses             (42.7)             (13.0)             (21.9)
Amortization of intangibles                              (1.4)             (18.5)             (15.1)
                                                     --------           --------           --------
Consolidated income from operations                  $  104.0           $   96.7           $   65.8
                                                     ========           ========           ========

Segment assets                                       $1,540.8           $1,339.2           $1,439.8
Cash and cash equivalents                                34.3               28.9               13.3
Receivables from affiliates                               8.9                8.4               10.4
Investments in affiliates                                78.5               69.6               85.3
Other current and noncurrent assets                     291.9              313.8              269.0
Intangible assets                                       394.6              413.4              286.4
                                                     --------           --------           --------
Consolidated total assets                            $2,349.0           $2,173.3           $2,104.2
                                                     ========           ========           ========

         Net sales by customer location for the years ended December 31, 2002, 2001 and 2000 were as follows (in millions):

                                                      2002              2001              2000
                                                    --------          --------          --------

Net sales:
     United States                                  $  881.4          $  754.8          $  540.2
     Canada                                            129.5             115.2             114.8
     Germany                                           411.4             362.8             371.5
     France                                            273.4             240.6             266.9
     United Kingdom and Ireland                        170.7             137.6             109.0
     Other Europe                                      488.5             422.3             418.2
     South America                                     263.3             249.4             235.6
     Middle East                                       124.3              99.8             114.3
     Asia                                               46.9              49.6              57.6
     Australia                                          60.2              48.3              40.8
     Africa                                             37.3              29.2              37.3
     Mexico, Central America and Caribbean              35.8              31.9              29.9
                                                    --------          --------          --------
                                                    $2,922.7          $2,541.5          $2,336.1
                                                    ========          ========          ========

         Net sales by product for the years ended December 31, 2002, 2001 and 2000 were as follows (in millions):


                                                      2002              2001              2000
                                                    --------          --------          --------

Net sales:
     Tractors                                       $1,712.1          $1,470.3          $1,474.5
     Combines                                          202.1             195.3             145.4
     Sprayers                                          226.9             153.4              30.8
     Other machinery                                   286.7             250.3             238.6
     Replacement parts                                 494.9             472.2             446.8
                                                    --------          --------          --------
                                                    $2,922.7          $2,541.5          $2,336.1
                                                    ========          ========          ========

         Property, plant and equipment by country as of December 31, 2002 was as follows (in millions):


                                                      2002
                                                    --------

United States                                       $  111.6
United Kingdom                                          48.0
Germany                                                 96.1
France                                                  33.9
Brazil                                                  34.9
Other                                                   19.2
                                                    --------

                                                    $  343.7
                                                    ========


15.      SUBSEQUENT EVENT (UNAUDITED)

         On March 3, 2003, the Company announced the closure of its track tractor facility in DeKalb, Illinois. Currently, the DeKalb plant assembles Challenger track tractors in the range of 235 to 500 horsepower. After a review of cost reduction alternatives, it was determined the current and forecasted production levels were not sufficient to support a stand alone track tractor site. The Company is evaluating the relocation of production to its current facilities in Hesston, Kansas or Jackson, Minnesota. Production at the DeKalb facility is planned to cease by late May 2003 with production to be relocated and resumed in July 2003. At March 3, 2003, there were 186 employees at the DeKalb plant.